UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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CYBERONICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 22, 2007

Dear Stockholder:

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Cyberonics, Inc., a Delaware corporation, will be held on September 27, 2007, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas. At the Annual Meeting, stockholders will be asked to:

1.	Elect nine directors to serve for the following year and until their successors are duly elected;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm of Cyberonics for the fiscal year ending April 25, 2008; and

3.	Transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on August 1, 2007 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available commencing September 17, 2007 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as promptly as possible to ensure that your shares are represented. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

Sincerely,

/s/  David S. Wise

David S. Wise
Vice President, General Counsel and Secretary

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CYBERONICS, INC.

100 Cyberonics Boulevard
Houston, Texas 77058

PROXY STATEMENT

These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (“Board”) of Cyberonics, Inc. for use at our 2007 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held on September 27, 2007, at 10:00 a.m., central time, at our offices, 100 Cyberonics Boulevard, Houston, Texas.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended April 27, 2007 are being mailed to stockholders beginning on or about August 22, 2007.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2007 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to elect nine directors to serve for the following year and until their successors are duly elected, ratify the selection of KPMG LLP as our independent registered public accounting firm and transact such other business as may properly come before the Annual Meeting.

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting because you owned our common stock as of August 1, 2007. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Your Board has appointed Daniel J. Moore and Gregory H. Browne (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 26,928,007 shares of our common stock outstanding. Consequently, the presence of the holders of at least 13,464,004 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the easy instructions provided by your record holder to vote the enclosed proxy card. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street-name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the Proxy Holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

•	FOR the election of the nine nominated directors; and

•	FOR the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending April 25, 2008.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Secretary, David S. Wise, by mail to Cyberonics, Inc., 100 Cyberonics Boulevard, Houston, Texas 77058 or by facsimile at (281) 283-5369, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means that the nine director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you “WITHHOLD AUTHORITY,” your votes will be counted for purposes of determining the presence or absence of a quorum, but have no legal effect on the election of directors under Delaware law.

Other Items.  For each other item properly presented for a vote, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. If you “ABSTAIN,” your votes will be counted for purposes of establishing a quorum, and the abstention will have the same effect as a vote “AGAINST” the proposal. Broker non-votes, if any, will not be counted as having been voted and will not have an effect on the outcome of this proposal.

If you hold your shares in “street name” through a bank, broker or other holder of record, that custodian may not be permitted to exercise voting discretion. Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation.

We have retained The Altman Group to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay The Altman Group a fee of $6,000 and reimburse it for certain expenses not to exceed $2,000. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

May I propose actions for consideration at the next annual meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance—Director Selection Process” and “Proposals for the 2008 Annual Meeting of Stockholders” for more details.

What is “householding” and how does it affect me?

The Securities and Exchange Commission (“SEC”) has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Where may I obtain additional information about Cyberonics, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended April 27, 2007 filed with the SEC on July 6, 2007. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material. You may also find information about us on our websites at www.cyberonics.com and www.vnstherapy.com.

If you would like to receive any additional information, please contact our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058.

CORPORATE GOVERNANCE

Our Governance Practices

General

We are committed to good corporate governance. Our Board has established a Corporate Governance Manual to guide the operation and direction of our Board and its committees. The Corporate Governance Manual includes our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics and charters for each standing committee of our Board. Each of these documents is available on our website at www.cyberonics.com.

Code of Ethics

Our Board has adopted a Corporate Code of Business Conduct and Ethics for our employees, agents and representatives. In addition, our Board has adopted a Financial Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer, controller and other senior financial officers. A copy of each of code is available on our website at www.cyberonics.com. Any change to, or waiver from, either code will be disclosed as required by applicable securities laws.

Our Board

Board Size

Our Board is currently composed of nine directors, all of whom are seeking election at the Annual Meeting. It is our policy that the number of directors serving on our Board not exceed a number that can function effectively as a body. The Nominating & Governance Committee of our Board (the “Nominating & Governance Committee”) considers and makes recommendations to our Board concerning the appropriate size and needs of our Board and considers candidates to fill new positions created by expansion or vacancies that occur by resignation, retirement or any other reason.

Director Independence

As required under the listing standards of The NASDAQ Stock Market (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board has delegated this responsibility to its Nominating & Governance Committee. Pursuant to its charter, the Nominating & Governance Committee determines whether or not each director and each prospective director is independent.

The Nominating & Governance Committee evaluated all relevant transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, the Nominating & Governance Committee has determined that Messrs. Jackson, Morrison, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry are each an independent director, as that term is defined in the NASDAQ listing standards. Messrs. Jackson, Morrison, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry constitute a majority of the members of our Board. Mr. Moore is not independent because he currently serves as our President and Chief Executive Officer. Mr. Terry was not independent during the fiscal year ended April 27, 2007 while he served as Interim Chief Executive Officer.

Meetings

Our Board held a total of 24 meetings and acted by written consent two times during the fiscal year ended April 27, 2007. During the fiscal year ended April 27, 2007, all applicable directors attended at least 75% of the Board meetings and the meetings held by committees on which the director served.

Executive Sessions; Presiding Director

The independent directors meet in executive session at each regularly scheduled meeting of our Board. The independent directors met in executive session six times during the fiscal year ended April 27, 2007. Prior to the appointment of a non-executive Chairman of our Board on November 18, 2006, the director who presided at these meetings was selected annually by the Nominating & Governance Committee. The presiding director was responsible for preparing an agenda for the meetings of the non-management directors in executive sessions.

On November 18, 2006, our Board adopted a resolution separating the offices of Chairman of our Board and Chief Executive Officer and requiring that the office of Chairman of our Board be occupied by an independent director. As of that date, the non-executive Chairman presides over Board meetings, including executive sessions of our independent directors. On November 18, 2006, our Board appointed Tony Coelho as Chairman. Hugh M. Morrison succeeded Mr. Coelho as Chairman on January 26, 2007.

Annual Meeting Attendance

We do not have a formal policy regarding director attendance at annual meetings. However, our directors are expected to attend board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Three of our directors attended the 2006 annual meeting of stockholders.

Limitation on Public Company Board Service

The Nominating & Governance Committee monitors the number of public company boards on which each director serves and develops limitations on such service as appropriate to ensure the ability of each director to fully fulfill his or her duties and as may be otherwise required or limited by applicable securities laws or NASDAQ listing standards. Our Board has adopted a policy, as reflected in our Corporate Governance Guidelines, prohibiting any Board member from serving on the boards of more than four other public companies. In addition, no director may serve on the audit committee of more than two other public company boards, if such director also serves on our Board’s Audit Committee, unless our Board specifically determines that such service would not impair the director’s ability to serve effectively on our Board’s Audit Committee. The Chairman of our Board’s Audit Committee, Guy Jackson, currently serves on the audit committees of four other public company boards, and our Board has determined that such service does not impair Mr. Jackson’s ability to serve effectively on our Board’s Audit Committee.

Term Limits

Our Board does not believe it should establish term or age limits. While term limits could help ensure that there are fresh ideas and viewpoints available to our Board, our Board believes that they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and operations and, therefore, provide an increasing contribution to our Board as a whole. As an alternative to term limits, the Nominating & Governance Committee reviews each director’s continuation on our Board every three years.

Succession Planning

The Nominating & Governance Committee is responsible for and makes an annual report to our Board on succession planning. Following the resignation of Robert P. Cummins on November 17, 2006, our Board formed an ad hoc committee consisting of the members of the Nominating & Governance Committee plus two additional Board members to evaluate potential successors to the Chief Executive Officer position. On April 24, 2007, our Board appointed Daniel J. Moore as President and Chief Executive Officer effective on May 1, 2007, subject to his execution of an employment agreement. On April 26, 2007, we entered into an employment agreement with Mr. Moore, and on May 1, 2007, Mr. Moore assumed the responsibilities of President and Chief Executive Officer.

Chairman and Chief Executive Officer

Effective on November 18, 2006, our Board decided to separate the positions of Chief Executive Officer and Chairman of our Board. Hugh M. Morrison currently serves as the non-executive Chairman of our Board.

Board and Committee Self-Evaluation

Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating & Governance Committee receives comments from all directors and reports annually to our Board with an assessment of our Board’s performance. This is then discussed with the full Board following the end of each fiscal year. The assessment focuses on our Board’s contribution to us and specifically focuses on areas in which our Board or management believes that our Board could improve.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. Each new director is provided with the opportunity to review fully our business, personnel and operations in conjunction with accepting a seat on our Board. To that end, our Board adopted a policy requiring that at least one member of each standing committee of our Board attend an Institutional Shareholder Services-endorsed director education program during each fiscal year. The Nominating & Governance Committee is responsible for insuring compliance with this policy, which is set forth in our Corporate Governance Guidelines. In February 2007, we assembled an orientation manual for our three new directors, Messrs. Novak, Rosenthal and Schwarz, and our Chairman, Mr. Moore, hosted an orientation session to introduce them to our business and the procedures and processes of our Board. Additional steps with respect to director orientation and continuing education are taken as necessary to comply with applicable securities laws and NASDAQ listing standards.

Director Selection Process

The Nominating & Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board. In considering candidates for our Board, the Nominating & Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating & Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating & Governance Committee’s perceptions about future issues and needs. However, while the Nominating & Governance Committee does not maintain a formal list of qualifications in making its evaluation and recommendation of candidates, it may consider, among other factors, diversity, age, skill, experience in the context of our Board’s needs, independence qualifications and whether prospective nominees have relevant business and financial experience, industry and/or other specialized expertise and good moral character.

The Nominating & Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating & Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating & Governance Committee may consider previous experience as a member of our Board. Any invitation to join our Board must be extended by our Board as a whole.

Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating & Governance Committee by sending a written request to our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 not later than 120 calendar days prior to the first anniversary of the date that the previous year’s annual meeting’s proxy statement is first mailed to our stockholders. The written request must include the following:

•	the name and address of the person or persons to be nominated;

•	the number and class of all shares of each class of our stock owned of record and beneficially by each nominee, as reported to the nominating stockholder by the nominee;

•	the information regarding each such nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC;

•	a signed consent by each nominee to serve as our director, if elected;

•	the nominating stockholder’s name and address;

•	the number and class of all shares of each class of our stock owned of record and beneficially by the nominating stockholder; and

•	in the case of a person that holds our stock through a nominee or street name holder of record, evidence establishing such indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

From time to time, the Nominating & Governance Committee may request additional information from the nominee or the stockholder.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making proposals at any annual stockholder meeting, provided that they comply with the requirements described in the section entitled “Proposals for the 2008 Annual Meeting of Stockholders.”

Communications from Stockholders and Interested Parties

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of our Board or any director in particular to: c/o Cyberonics, Inc., 100 Cyberonics, Blvd., Houston, Texas 77058.

Our Secretary (or any successor to the duties thereof) will review each such communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by us relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer, then our Secretary may forward such communication to the executive or chairman of the committee to which such matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive does not imply or create any fiduciary duty of our Board members or executive to the person submitting the communications.

Committees of Our Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. Each committee is comprised entirely of independent directors as currently required under the SEC’s rules and regulations and the NASDAQ listing standards and each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.cyberonics.com.

The table below provides the composition of each committee of our Board:

Nominating &
	Audit	Compensation	Governance
Name	Committee	Committee	Committee

Guy C. Jackson	X
Hugh M. Morrison	X
Alfred J. Novak	X
Alan Olsen		X	X
Arthur L. Rosenthal, Ph.D.		X
Jeffrey E. Schwarz			X
Michael J. Strauss, M.D., M.P.H.		X	X
Reese S. Terry, Jr.			X

Audit Committee

The Audit Committee is appointed by our Board to assist it and to perform an oversight function by:

•	monitoring actions we take to comply with our internal accounting and control policies as well as external accounting, legal and regulatory requirements;

•	reviewing the qualifications and independence of the registered public accounting firm engaged for the purpose of preparing or issuing an audit report for inclusion in our Annual Report on Form 10-K (the “independent auditors”);

•	reviewing our consolidated financial statements and internal controls with management and the independent auditors; and

•	selecting our independent auditors and evaluating their performance.

The Nominating & Governance Committee, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Guidelines. The Nominating & Governance Committee, in its business judgment, has determined that each of the current members of the Audit Committee, Messrs. Jackson, Morrison and Novak, qualifies as an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

Pursuant to its charter, the Audit Committee has the authority, at our expense, to retain professional advisors, including legal, accounting or other consultants, to advise the Audit Committee in connection with the exercise of its powers and responsibilities. The Audit Committee may require any of our officers or employees, our outside legal counsel or our independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee is responsible for the resolution of any disagreements between the independent auditors and management regarding our financial reporting. The Audit Committee meets at least quarterly with management and the independent auditor in separate executive sessions to discuss any matter that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee makes regular reports to our Board.

The Report of the Audit Committee is set forth under “Audit Matters” in this proxy statement.

The Audit Committee held 54 meetings and did not act by written consent during the fiscal year ended April 27, 2007.

Compensation Committee

The Compensation Committee establishes salary and incentive compensation of our executive officers and administers our employee benefit plans. The Nominating & Governance Committee, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, NASDAQ listing standards and our Corporate Governance Guidelines. The Report of the Compensation Committee is set forth under “Compensation Committee Report” in this proxy statement.

The Compensation Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Compensation Committee as set forth in its charter. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Pursuant to its charter, the purposes of the Compensation Committee are to:

•	review, evaluate, and approve the agreements, plans, policies and programs to compensate our officers and directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of stockholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. When making its executive compensation decisions, the Compensation Committee considers the recommendations provided by a compensation consultant. In addition, the Compensation Committee works with our executive officers, including our Chief Executive Officer, to implement and promote our executive compensation strategy. Please see “Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation and “Director Compensation—Non-Employee Director Compensation—General” for additional information on its consideration and determination of director compensation.

The Compensation Committee held 14 meetings and did not act by written consent during the fiscal year ended April 27, 2007.

Nominating & Governance Committee

The Nominating & Governance Committee identifies individuals qualified to become members of our Board, makes recommendations to our Board regarding director nominees for the next annual meeting of stockholders and develops and recommends corporate governance principles to our Board. The Nominating & Governance Committee, in its business judgment, has determined that it is comprised entirely of directors who satisfy the standards of independence established under NASDAQ listing standards and our Corporate Governance Guidelines. For information regarding the Nominating & Governance Committee’s policies and procedures for identifying, evaluating and selecting director candidates, including candidates recommended by stockholders, please see “Director Selection Process” above.

The Nominating & Governance Committee is delegated all authority of our Board as may be required or advisable to fulfill the purposes of the Nominating & Governance Committee as set forth in its charter. More particularly, the Nominating & Governance Committee:

•	prepares and recommends to our Board for adoption appropriate corporate governance guidelines and modifications from time to time to those guidelines;

•	establishes criteria for selecting new directors and actively seeks individuals qualified to become board members for recommendation to our Board;

•	seeks to implement the “independence” standards required by law, applicable listing standards, our certificate of incorporation or bylaws, or our Corporate Governance Guidelines;

•	determines whether or not each director and each prospective director is independent, disinterested, or a non-employee director under the standards applicable to the committees on which such director is serving or may serve;

•	recommends to our Board a director who serves as Chairman;

•	reviews annually the advisability or need for any changes in the number and composition of our Board;

•	reviews annually the advisability or need for any changes in the number, charters or titles of committees of our Board;

•	recommends to our Board annually the composition of each Board committee and the individual director to serve as chairman of each committee;

•	ensures that the chairman of each committee reports to our Board annually about the committee’s annual evaluation of its performance and evaluation of its charter;

•	receives comments from all directors and reports to our Board annually with an assessment of our Board’s performance, to be discussed with the full Board following the end of each fiscal year;

•	reviews and reassesses annually the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board for approval; and

•	makes a report to our Board annually on succession planning and works with our Board to evaluate potential successors to the principal executive officer.

The Nominating & Governance Committee has the sole authority to retain, amend the engagement with, and terminate any search firm to be used to identify director candidates. It has sole authority to approve the search firm’s fees and other retention terms and has authority to cause us to pay the fees and expenses of the search firm. The Nominating & Governance Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

The Nominating & Governance Committee held 11 meetings and acted by written consent one time during the fiscal year ended April 27, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Cyberonics, Inc. or any of its subsidiaries or had any substantial business dealings with Cyberonics, Inc. or any of its subsidiaries. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been put before our Board at the recommendation of management. In July 2007, our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), adopted a formal process for reviewing, approving and ratifying transactions with related persons, which is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director;

•	a stockholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than:

•	transactions involving compensation approved by the Compensation Committee;

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions. Accordingly, in the event that management recommends Related Person Transaction, management is required to present the transaction to the Audit Committee in advance of entering into the transaction. If management is unable to present the transaction to the Audit Committee for approval in advance, management may enter into the transaction preliminarily subject to ratification by the Audit Committee; provided that, if ratification is not forthcoming, management must make all reasonable efforts to cancel or annul the transaction. The Audit Committee may approve or ratify a Related Person Transaction only if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Corporate Opportunity

Our Board recognizes that a member of our management or a director may be presented with a significant business opportunity that may equally be available to our company, either directly or via referral. Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% stockholder), the opportunity must be presented to the Audit Committee for consideration. The Audit Committee, in its discretion, may present the opportunity to our Board for consideration.

Disclosure

All Related Person Transactions are to be disclosed in our applicable filings as required by SEC rules and regulations.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended April 27, 2007, we entered into the Related Person Transactions described below.

In April 2007, our Board approved the reimbursement of expenses of $800,000 incurred by Metropolitan Capital Advisors II, L.P. and related entities in connection with a proxy contest at our 2006 Annual Meeting of Stockholders involving their successful stockholder proposal nominating three Board candidates. Metropolitan Capital Advisors II, L.P. is owned or controlled by a stockholder owning more than 5% of our company. In addition, Jeffrey E. Schwarz, a member of our Board, serves as Chief Executive Officer of Metropolitan Capital Advisors, Inc., the general partner of Metropolitan Capital Advisors II, L.P.

In May 2007, we entered into a consulting agreement with BK Consulting, an assumed name used by Reese S. Terry, Jr., a member of our Board, pursuant to which Mr. Terry agreed to provide technology development services for an annual fee of $60,000 payable monthly in arrears. Our Board ratified this transaction in August 2007.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Proposal No. 1: Election of Directors

Our Board is currently composed of nine directors, all of whom are seeking election at the Annual Meeting. Unless otherwise instructed, the Proxy Holders will vote all of the proxies received by them FOR each of the nine nominees named below. In the event that any of the nominees becomes unavailable, the Proxy Holders will vote, in their discretion, for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the 2008 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal.

Our Director Nominees

Based on recommendations from the Nominating & Governance Committee, our Board has nominated nine directors for election at the Annual Meeting. In February 2006, the Nominating & Governance Committee engaged a recruiting consultant, The Directors’ Council, to assist it in identifying and evaluating potential candidates for membership to our Board. Pursuant to the terms of its engagement, for which we paid a fee of $50,000, a Directors’ Council representative met with members of the Nominating & Governance Committee to develop an understanding of the specific qualifications and characteristics desired in the director candidates, identified candidates who met the specified qualifications, previewed the opportunity with the candidates, presented a slate of five qualified candidates, and worked with the Nominating & Governance Committee to assess and interview each selected candidate. The Directors’ Council also considered, interviewed, and made recommendations with respect to director candidates referred for consideration by us and by our stockholders.

In November 2006, our Board appointed Hugh M. Morrison as a director, and Robert P. Cummins, our former President, Chief Executive Officer and Chairman of the Board resigned. In January 2007, Messrs. Appel, Coelho and Moore resigned from our Board, and our Board appointed Messrs. Novak, Rosenthal and Schwarz as members. At the February 1, 2007 Annual Meeting of Stockholders, Messrs. Jackson, Morrison, Novak, Olsen, Rosenthal, Schwarz, Strauss and Terry were elected to our Board. In May 2007, Mr. Moore joined our Board.

The names and certain information about the nominees, including their ages as of the Annual Meeting date, are set forth below:

Name	Age

Guy C. Jackson	65
Daniel J. Moore	46
Hugh M. Morrison	60
Alfred J. Novak	59
Alan J. Olsen	60
Arthur L. Rosenthal, Ph.D.	60
Jeffrey E. Schwarz	49
Michael J. Strauss, M.D., M.P.H.	54
Reese S. Terry, Jr.	65

Mr. Jackson has been a member of our Board since July 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson has served as the audit partner for a number of public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson has a B.S. degree from The Pennsylvania State University and a MBA from the Harvard Business School. Mr. Jackson also serves on the board of directors and is chairman of the audit committees of Digi International, Inc., a technology company,

EpiCept Corporation, a specialty pharmaceutical company, Life Time Fitness, Inc., an operator of fitness centers, and Urologix, Inc., a medical device company.

Mr. Moore was appointed to our Board in May 2007. In May 2007, Mr. Moore was appointed by our Board as President and Chief Executive Officer. Mr. Moore joined us from Boston Scientific Corporation (“Boston Scientific”), a diverse maker of minimally invasive medical products, where, since 1989, he has held positions in sales, marketing and senior management in the United States and in Europe. He recently assumed the position of President, International Distributor Management at Boston Scientific. Prior to that role, he held the position of President, Inter-Continental, the fourth largest business unit of Boston Scientific with more than 1,000 global employees and revenues exceeding $700 million. Mr. Moore previously held senior management positions at several Boston Scientific U.S. and International divisions. He led Inter-Continental marketing during the initial launch of the Taxustm Drug Eluting Stent. Prior to joining Boston Scientific, Mr. Moore spent four years with Procter and Gamble, a maker of a wide range of consumer products, including pharmaceuticals.

Mr. Morrison was appointed to our Board in November 2006. From 1983 to December 2005, Mr. Morrison served as a director, and from January 1998 to December 2005 as Chairman of the board of directors, of Advanced Neuromodulation Systems, Inc., a publicly held designer, developer, manufacturer and marketer of advanced implantable neuromodulation devices. In December 2005, Advanced Neuromodulation Systems, Inc. was sold to St. Jude Medical, Inc. Mr. Morrison served as a director of Owen Healthcare, Inc., a publicly held hospital pharmacy management firm, from 1994 until it was acquired in 1996 by Cardinal Healthcare. In addition, Mr. Morrison served as a director of Dow Hickam Pharmaceuticals, Inc., a pharmaceutical manufacturer and marketer, from 1984 to 1991, when the company was sold to Mylan Laboratories, Inc. From March 1996 to May 2006, Mr. Morrison served as President and Chief Executive Officer, and from January 1998 to May 2006 as Chairman of the board of directors, of Pilgrim Cleaners, Inc., a retail dry cleaning company operating over 100 stores (“Pilgrim”), and its parent, Clean Acquisition, Inc. (“Clean”). In January 2004, Pilgrim and Clean each filed a petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division. Subsequent to Mr. Morrison’s resignation, Pilgrim and Clean each filed a petition under Chapter 7 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas, Houston Division in July 2006. Mr. Morrison is licensed as a Certified Public Accountant.

Mr. Novak was appointed to our Board in January 2007. Since September 1999, Mr. Novak has served on the board of directors of OrbusNeich Medical Technology Company, Ltd., a privately held interventional cardiology company. He has been the Chairman of the board of directors of ProRhythm, Inc., a company dedicated to the treatment of atrial fibrillation through the use of ultrasound technologies, since December 1997. In September 1998, he was a founder of Syntheon, LLC, a privately held company that focuses on minimally invasive medical devices for the gastroenterology and vascular markets. From October 2002 until March 2006, Mr. Novak was the President and Chief Executive Officer and director of Novoste Corporation, a publicly-held interventional cardiology company. From December 1998 until October 2002, Mr. Novak was a member of the board of directors of Sutura, Inc., a vascular closure company. Mr. Novak was President, Chief Executive Officer and director of Biosense, Inc., an electrophysiology company, from July 1996 until January, 1998. He was employed by Cordis Corporation, a publicly held cardiology company, from April 1984 until July 1996 and served as its Vice President and Chief Financial Officer.

Mr. Olsen has been a member of our Board since June 1999. He has over 30 years of medical device sales and marketing experience beginning with Smith & Nephew Richards, Inc., Danek Medical, Inc. and Sofamor Danek Group, Inc. He was founder and President of Danek Medical, Inc., a pioneer in the spinal fixation device market, which later became part of Sofamor Danek Group, Inc. He served as a director of Sofamor Danek Group, Inc. from 1985 to 1993. Since 1992, Mr. Olsen has served on the board of directors of five medical device or technology start-up companies that have either been acquired or are still operating businesses. He is the founder of Robomedica, Inc., which develops robotic devices to train paralyzed people to walk again. Mr. Olsen also serves on the board of directors of several private and charitable organizations.

Dr. Rosenthal was appointed to our Board in January 2007. Dr. Rosenthal has served as Chairman of Labcoat, Ltd. since January 2002 and Chief Executive Officer from January 2005. He was a Senior Vice President, Corporate Officer and Chief Development Officer of Boston Scientific and from January 1994 though May 2000, he was a Senior Vice President, Chief Scientific Officer and Executive Committee Member of Boston Scientific until his retirement in January 2005. Dr. Rosenthal currently serves as a non-executive director and Chairman of the Remuneration Committee for Renovo, Ltd., a U.K. publicly-traded pharmaceutical company.

Mr. Schwarz was appointed to our Board in January 2007. Since 1992, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital Advisors, Inc., the general partner of an investment management firm. Since 1995, Mr. Schwarz has been the Chief Executive Officer of KJ Advisors, Inc., the general partner of an investment management firm. Since 1996, Mr. Schwarz has been the Chief Executive Officer of Metropolitan Capital III, Inc., the general partner of an investment management firm. Mr. Schwarz has served as non-executive Co-Chairman of the board of directors of Bogen Communications International, Inc. (“Bogen”), a provider of sound systems and telephone peripherals for commercial, industrial and institutional applications that was formerly listed on the NASDAQ, and is also a member of Bogen’s Audit, Compensation and Executive Committees.

Dr. Strauss has been a member of our Board since March 1997. Dr. Strauss is a health policy and business consultant who works with medical technology and service companies. From 2001 until January 2005, he served as Chief Executive Officer of Naviscan PET Systems, Inc., a developer of compact, high-resolution positron emission tomography (“PET”) devices. From 1988 through 1999, Dr. Strauss was a founder and officer of Covance Health Economics and Outcomes Services, Inc., a healthcare consulting and service firm that specializes in medical product reimbursement. He also serves on the board of directors of VisionCare Opthalmic Technologies, which is developing products to treat macular degeneration and other disorders.

Mr. Terry co-founded Cyberonics in December 1987 and served as Chairman of our Board and Chief Executive Officer until February 1990, when he became Chairman of our Board and Executive Vice President. He also served as Chief Executive Officer for a portion of 1995. Mr. Terry resigned from his position as Executive Vice President in February 2000 and from his positions as Chairman of our Board and Secretary in June 2001. From November 2006 to May 2007 Mr. Terry served as our Chief Executive Officer on an interim basis while our Board conducted a search for a new Chief Executive Officer. From 1976 to 1986, Mr. Terry held executive positions with Intermedics, Inc., a medical device and electronics company, including serving as Vice President of Engineering, Vice President of Corporate Technical Resources and Vice President of Quality. Mr. Terry serves on the board of directors of the Epilepsy Foundation, a national organization that works for people affected by seizures through research, education, advocacy and service. Mr. Terry also serves on the board of directors of IDEV, a privately held biomedical device company in the cardiovascular device field.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF OUR BOARD’S NOMINEES IDENTIFIED ABOVE.

Proposal No. 2: Ratification of the Selection of the Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending April 25, 2008.

We engaged KPMG LLP to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended April 26, 2002. The engagement of KPMG LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2007, and has recommended, and our Board has approved their inclusion therein. See “Audit Matters—Report of the Audit Committee” included elsewhere in this proxy statement.

Although stockholder ratification of the selection of KPMG LLP is not required, the Audit Committee and our Board consider it desirable for our stockholders to vote upon this selection. The affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required to approve and ratify the selection of KPMG LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

OUR BOARD RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by securities laws to furnish us with copies of all Section 16(a) forms they file.

For the fiscal year ended April 27, 2007, to our knowledge, all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a) with the exception of Michael A. Cheney, who filed a Form 4 on December 29, 2006 reporting an amendment to a stock option two days after it was due to be filed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 1, 2007, except where otherwise noted, certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by (1) each of our named executive officers, (2) each of our directors and director nominees, (3) all current executive officers and directors as a group and (4) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted below, we are not aware of any agreements among our stockholders that relate to voting or investment of shares of our common stock.

	Amount and Share
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Named Executive Officers:
Reese S. Terry, Jr.(3)	525,288	1.9%
Robert P. Cummins(4)	1,425,000	5.1%
John A. Riccardi(5)	5,666	*
Pamela B. Westbrook(6)	4,309	*
George E. Parker, III(7)	138,627	*
David S. Wise(8)	145,527	*
Richard Rudolph, M.D.(9)	167,749	*
W. Steven Jennings(10)	—	—

	Amount and Share
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Directors and Director Nominees:(11)
Guy C. Jackson(12)	40,075	*
Daniel J. Moore(13)	15,888	*
Hugh M. Morrison(14)	10,000	*
Alfred J. Novak(15)	—	—
Alan J. Olsen(16)	51,683	*
Arthur L. Rosenthal, Ph.D.(17)	—	—
Jeffrey E. Schwarz(18)	1,943,218	7.2%
Michael J. Strauss, M.D., M.P.H.(19)	90,708	*

All current executive officers and directors as a group (15 persons)(20)	3,256,813	10.8%

5% Holders Not Listed Above:

Boston Scientific Corporation(21) One Boston Scientific Place Natick, MA 01760-1537	3,570,000	13.3%

FMR Corp.(22) 82 Devonshire Street Boston, MA 02109	2,574,800	9.6%

Granahan Investment Management, Inc.(23) 275 Wyman Street, Suite 270 Waltham, MA 02451-1289	1,414,520	5.3%

Carl C. Icahn and affiliates(24) c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153	2,510,764	9.3%

Joshua Ruch and affiliates(25) c/o RHO Capital Partners, Inc. 152 West 57th Street, 23rd Floor New York, NY 10019	1,399,237	5.2%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Restricted stock not yet vested is included in the total shares outstanding but excluded from both the total shares held by the beneficial holder and the total shares deemed outstanding for computing the percentage of the person holding such restricted stock. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Based on total shares outstanding of 26,928,007 at August 1, 2007.

(3)	Includes 96,650 shares held in trust for the benefit of Mr. Terry’s children of which Mr. Terry serves as trustee. Also includes 50,133 shares subject to options exercisable on or before September 30, 2007 and 3,075 shares of vested, restricted stock. On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007. Mr. Terry remains a member of our Board and nominated for re-election at the Annual Meeting.

(4)	Includes 75,000 shares, 1,250,000 shares subject to options exercisable on or before December 31, 2007 and 100,000 shares of vested, restricted stock. Mr. Cummins resigned as our Chairman of our Board, Chief Executive Officer and President and as a director November 17, 2006. This amount is based upon the reports filed by Mr. Cummins with the SEC and information available to us regarding Mr. Cummins’ ownership.

(5)	Includes 5,666 shares subject to options exercisable on or before August 11, 2007. On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

This amount is based upon the reports filed by Mr. Riccardi with the SEC and information available to us regarding Mr. Riccardi’s ownership.

(6)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006. This amount is based upon the reports filed by Ms. Westbrook with the SEC and information available to us regarding Ms. Westbrook’s ownership.

(7)	Includes 136,527 shares subject to options exercisable on or before September 30, 2007 and 2,000 shares of vested, restricted stock.

(8)	Includes 141,527 shares subject to options exercisable on or before September 30, 2007 and 4,000 shares of vested, restricted stock.

(9)	Includes 167,749 shares subject to options exercisable on or before September 30, 2007.

(10)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007. This amount is based upon the reports filed by Mr. Jennings with the SEC and information available to us regarding Mr. Jennings’ ownership.

(11)	Excludes the beneficial ownership of Mr. Terry, which is reported above.

(12)	Includes 34,500 shares subject to options exercisable on or before September 30, 2007 and 3,075 shares of vested, restricted stock.

(13)	Includes 15,888 shares of vested, restricted stock on or before September 30, 2007. Effective May 1, 2007, our Board appointed Mr. Moore as President and Chief Executive Officer and as a director to our Board.

(14)	Mr. Morrison joined our Board in November 2006.

(15)	Mr. Novak joined our Board in January 2007.

(16)	Includes 45,133 shares subject to options exercisable on or before September 30, 2007 and 3,075 shares of vested, restricted stock.

(17)	Mr. Rosenthal joined our Board in January 2007.

(18)	Mr. Schwarz joined our Board in January 2007. Includes 2,070 shares held in trust for the benefit of Mr. Schwarz’s children and 2,500 shares held by a charitable foundation established by Mr. Schwarz. Mr. Schwarz disclaims beneficial ownership of these shares. Also includes 1,938,648 shares beneficially owned by Metropolitan Capital Advisors, Inc. (“MetCap”), Metropolitan Capital III, Inc. (“Partners III”), Metropolitan Capital Select, L.L.C. (“Select”), Metropolitan SPV GP, L.L.C. (“SPV GP”) and KJ Advisors, Inc. (“Partners II” and, together with MetCap, Partners III, Select and SPV GP, the “MetCap Entities”). Mr. Schwarz holds 99% of the shares of MetCap, which is the general partner of Metropolitan Capital Partners IV, L.P. (f/k/a Metropolitan Capital Advisors, L.P.), which in turn is the general partner of Metropolitan Capital Advisors, L.P. (f/k/a Bedford Falls Investors, L.P.), an entity that holds 300,000 shares. Mr. Schwarz holds 50% of the shares of Partners III, which is the general partner of Metropolitan Capital Partners III, L.P., which in turn is the investment manager of Metropolitan Capital Advisors International Limited, an entity that holds 270,600 shares. Mr. Schwarz is a Managing Member of Select, which is the general partner of Metropolitan Capital Advisors Select Fund, L.P., an entity that holds 20,000 shares. Mr. Schwarz is a Managing Member of SPV GP, which is the general partner of Metropolitan SPV, L.P., an entity that holds 798,512 shares. Mr. Schwarz holds 49% of the shares of Partners II, which is the general partner of Metropolitan Capital Partners II, L.P., which in turn is the investment manager of six managed accounts that collectively hold 549,536 shares. Mr. Schwarz, by virtue of his relationship to the MetCap Entities as described above, may be deemed to beneficially own 1,938,648 shares that the MetCap Entities beneficially own. Mr. Schwarz disclaims beneficial ownership of these shares for all other purposes. Mr. Schwarz has shared voting power and dispositive power with regard to 1,938,648 shares.

(19)	Includes 80,133 shares subject to options exercisable on or before September 30, 2007 and 3,075 shares of vested, restricted stock.

(20)	Includes 782,944 shares subject to options held by our current executive officers and directors as of the date of the filing of this proxy statement, which options are exercisable on or before September 30, 2007. Also includes shares that may be determined to be beneficially owned by executive officers and directors. See Notes 3 through 19 above.

(21)	According to an amendment to Schedule 13G filed with the SEC on February 14, 2006, Boston Scientific Corporation, a Delaware corporation, beneficially owns and has sole voting power and sole dispositive power with regard to 3,570,000 shares.

(22)	According to an amendment to Schedule 13G filed with the SEC on February 14, 2007, Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp. (“Fidelity”), beneficially owns 2,574,800 shares as a result of acting as investment adviser to various registered investment companies (“Funds”). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the Funds, each has sole dispositive with regard to 2,574,800 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B stockholders of FMR Corp. have entered into a stockholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees.

(23)	According to a Schedule 13G filed with the SEC on April 2, 2007, Granahan Investment Management, Inc. (“Granahan”) beneficially owns 1,414,520 shares. Granahan has sole voting power and sole dispositive power with regard to 315,300 shares and 1,414,520 shares, respectively.

(24)	According to a Schedule 13D filed with the SEC on January 22, 2007, High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), CCI Offshore Corp. (“CCI Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), CCI Onshore Corp. (“CCI Onshore”) and Carl C. Icahn may be deemed to beneficially own, in the aggregate, 2,510,764 shares. High River has sole voting power and sole dispositive power with regard to 502,152 shares, of which Hopper,

Barberry and Carl C. Icahn each has shared voting power and shared dispositive power. Icahn Master has sole voting power and sole dispositive power with regard to 1,134,509 shares, of which Icahn Offshore, CCI Offshore and Carl C. Icahn each has shared voting power and shared dispositive power. Icahn Partners has sole voting power and sole dispositive power with regard to 874,103 shares, of which Icahn Onshore, CCI Onshore and Carl C. Icahn each has shared voting power and shared dispositive power. Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares that High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of these shares for all other purposes. Each of Icahn Offshore, CCI Offshore and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares that Icahn Master directly beneficially owns. Each of Icahn Offshore, CCI Offshore and Mr. Icahn disclaims beneficial ownership of these shares for all other purposes. Each of Icahn Onshore, CCI Onshore and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the shares that Icahn Partners directly beneficially owns. Each of Icahn Onshore, CCI Onshore and Mr. Icahn disclaims beneficial ownership of these shares for all other purposes.

(25)	According to a to Schedule 13G filed with the SEC on June 22, 2007, Joshua Ruch may be deemed to beneficially own, in the aggregate, 1,399,237 shares. Mr. Ruch is a stockholder of Rho Capital Partners, Inc. (“Rho”), which may be deemed to be the beneficial owner of 204,837 shares pursuant to an investment advisory relationship by which Rho exercises voting and investment control over 204,837 shares registered in the name of a number of investment vehicles. By virtue of his relationship with Rho, Mr. Ruch may be deemed to share voting and investment control of the 204,837 shares beneficially owned by Rho. Mr. Ruch disclaims beneficial ownership of these shares for all other purposes. Additionally, Mr. Ruch has sole voting power and sole dispositive power with regard to 1,194,400 shares not held under management by Rho. As the Managing Member of Kariba LLC, which is the general partner of Drakensberg, L.P., Mr. Ruch may be deemed to exercise sole investment and voting control over 3,900 shares held of record by Drakensberg, L.P. Accordingly, Mr. Ruch may be deemed to be the beneficial owner of an aggregate of 1,399,237 shares.

LEGAL PROCEEDINGS

We are named as a nominal defendant in a stockholder derivative lawsuit brought on behalf of the company styled Rudolph v. Cummins, et al. pending in the United States District Court for the Southern District of Texas, Houston Division, naming several of our current and former officers and members of our Board as defendants, alleging purported improprieties in our issuance of stock options and the accounting related to such issuances. The operative Amended Complaint also purports to state a putative class action claim against the individual defendants for violation of Section 14(a) of the Exchange Act, as well as claims against the individual defendants for breach of fiduciary duty, gross mismanagement and corporate waste, against the officer defendants for unjust enrichment, and against certain individual defendants for insider trading.

We are also named as a nominal defendant in five stockholder derivative lawsuits brought on behalf of the company in the District Court of Harris County, Texas, including Smith v. Cummins, filed in the 189th District Court, Adel v. Cummins, filed in the 234th District Court, McKeehan v. Cummins, filed in the 11th District Court, Nussbaum v. Cummins, filed in the 215th District Court and Wunschel v. Cummins, filed in the 165th District Court. They allege purported improprieties in our issuance of stock options and the accounting related to such issuances. These cases were consolidated into a single case, In re Cyberonics, Inc., in January 2007.

On November 18, 2006, our Board formed a Special Litigation Committee (“SLC”) to investigate, analyze and evaluate the derivative claims raised in these lawsuits and to determine the actions, if any, we should take with respect to the derivative claims, including whether to pursue, to seek to dismiss or to attempt to resolve the derivative claims in the best interests of us and our stockholders. Our Board appointed as Chairman of the SLC, Hugh M. Morrison, and later added Alfred J. Novak as a member of the SLC. On December 18, 2006, we moved to stay all proceedings in the federal and state derivative lawsuits pending the completion of the SLC process. In April 2007, the federal district court entered an order staying the Rudolph case for 90 days to permit the SLC to complete its investigation. In August 2007, the court extended the stay to September 21, 2007.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Name	Age	Position

Daniel J. Moore	46	President and Chief Executive Officer
Gregory H. Browne	54	Vice President, Finance and Administration and Chief Financial Officer
George E. Parker III	45	Vice President, Human Resources and General Manager, Depression
James A. Reinstein	53	Vice President, Sales and Marketing and General Manager, International
Richard L. Rudolph, M.D.	58	Vice President, Clinical, Regulatory and Medical Affairs and Chief Medical Officer
Randal L. Simpson	47	Vice President, Quality, Operations and R&D
David S. Wise	52	Vice President, General Counsel and Secretary

Mr. Moore’s biographical information is set forth under “Items To Be Voted On By Stockholders—Our Director Nominees.”

Mr. Browne joined us in July 2007 as Vice President, Finance and Administration and Chief Financial Officer. Mr. Browne has served as both Chief Executive Officer and Chief Financial Officer for several publicly traded healthcare companies. Most recently, from May 2002 to June 2006, he was Chief Financial Officer at Amedisys, Inc., a home nursing company with revenues in excess of $600 million, during a period of substantial growth in revenue, profitability and market capitalization. From June 2006 to November 2006, Mr. Browne was a private investor, and from November 2006 to July 2007, he was a partner with Tatum, LLC, an executive services company. Prior to May 2002, he served as Chief Executive Officer for Ramsay Healthcare Inc., a provider of psychiatric services, and Ramsay-HMO, Inc., a health maintenance organization and also founded and served as President at PeopleWorks, Inc, a human resource outsourcing company.

Mr. Parker joined us in July 2003 as Vice President of Human Resources. In November 2006, Mr. Parker assumed the role of Chief Operating Officer on an interim basis until August 2007 and currently serves as the General Manager, Depression. Prior to joining us, he was Vice President, Human Resources at PerkinElmer Instruments from 1999 to 2002. Mr. Parker has 22 years of human resource management and consulting experience and has worked in a number of industries including medical equipment and pharmaceuticals with experience in building and developing people and organizations to support rapidly growing products and markets in both the U.S. and Europe.

Mr. Reinstein joined us in August 2007 as Vice President, Sales and Marketing and General Manager, International after a 17-year career at Boston Scientific where he held positions in sales, marketing and general management in the United States, Europe, Latin America and Asia. From 2005 through mid 2007, he served as Vice President of Asia with direct leadership of Korea, Taiwan and Hong Kong. Prior to that role, he was the Country Director of Boston Scientific de Mexico, where the business experienced compounded annual growth in excess of 30%. Countries under his leadership were recognized for excellence relative to peer countries in four of his last six years, with Korea being recognized as the top international country in 2006. Additionally, Mr. Reinstein held senior management positions at several Boston Scientific U.S. and international divisions. Prior to joining Boston Scientific, he spent four years with The Procter & Gamble Company in sales and management roles.

Dr. Rudolph joined us in August 2001 as Vice President, Clinical, Regulatory and Medical Affairs and Chief Medical Officer. In 2006, he assumed the additional responsibility of overseeing the regulatory submissions and quality system complaint evaluation functions at Cyberonics. Dr. Rudolph has 20 years of pharmaceutical and medical device research and management experience in the neuroscience area. He has authored and co-authored numerous publications. Prior to joining us, Dr. Rudolph was Senior Director, Clinical Research and Development at Wyeth-Ayerst Research. During his 16-year career at Weyeth-Ayerst, Dr. Rudolph was responsible for numerous clinical studies and research on Effexor® (venlafaxine hydrochloride) and Effexor® XR, a leading brand of medication for the treatment of patients with depression and generalized anxiety disorder.

Mr. Simpson joined us in 1998 and served in various manufacturing management positions such as Director, Manufacturing, Director, Materials and Sr. Director of Operations, until October 2003 when he became Vice President, Operations. In July 2007, Mr. Simpson assumed responsibility for Quality, and in August 2007, he assumed responsibility also for Research and Development. Prior to joining us, Mr. Simpson was employed by Intermedics, Inc., a manufacturer of implantable medical devices for cardiac rhythm management, including pacemakers and defibrillators, as Manager of Manufacturing. Mr. Simpson has more than 22 years of manufacturing experience with more than 15 years of experience in the medical device industry.

Mr. Wise joined us in September 2003 as Vice President and General Counsel. He was appointed our Secretary in November 2003. From July 1994 to September 2003, Mr. Wise was employed at Centerpulse USA Inc. (formerly Sulzer Medica USA Inc.), a medical technology company specializing in orthopedic products acquired by Zimmer Holdings, Inc. in 2003, serving as Group Vice President and General Counsel from September 1998 to September 2003. Prior to July 1994, he spent 12 years in private legal practice focused on intellectual property and commercial litigation. Mr. Wise has more than 25 years of experience in intellectual property, business development and legal affairs in private practice and in corporate practice in the medical device industry.

COMPENSATION DISCUSSION AND ANALYSIS

The following Analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview of Our Executive Compensation Program

Our short-term business objective is to increase market penetration of our VNS Therapy System for refractory epilepsy and to obtain broad-based reimbursement for and increase market penetration of our VNS Therapy System for treatment-resistant depression (“TRD”). Longer term, our objective is to develop other indications for our VNS Therapy System and to grow our neurological business.

Our success in achieving our short- and long-term objectives is contingent on our ability to attract, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. As a result, we seek to deliver fair and competitive compensation for our executive officers by structuring our executive compensation program principally around two objectives. First, we target compensation at competitive market levels. Second, we believe our executive officers should be rewarded for achieving goals designed to generate returns for our stockholders. As a result, the Compensation Committee of our Board (for purposes of this Analysis, the “Committee”) considers company performance measures and evaluates individual performance when determining selected elements of our executive compensation program. Overall compensation consists of base salaries, annual performance incentives, long-term equity-based incentives and severance and other benefits. The Committee combines the compensation elements for each executive officer in a manner that we believe rewards the officer’s contribution to our company.

Our management identified a material weakness in fiscal 2006 in our internal control over financial reporting relating to our stock option plan administration and accounting for, and disclosure of, our stock option grants. The following changes, which were implemented during fiscal 2007 in our internal control over financial reporting, have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

•	We conducted training sessions for the Committee and other individuals involved in or responsible for the granting and recording of equity incentive awards;

•	Management implemented a control that involved a review of measurement dates, fair value assumptions and calculations for all grants issued in fiscal 2007.

In addition, our Board approved and implemented a new equity incentive policy effective November 18, 2006, which limited the issuance of grants to certain pre-defined dates and required that all grants be approved by the Committee or our Board.

Based on the changes in internal control, a material weakness did not exist as of April 27, 2007.

In addition to the remediation efforts described above, the Committee and our Board examined the structure of our executive compensation program. In connection with that examination, the Committee retained the services of Pearl Meyer & Partners as its compensation consultant for fiscal 2008.

Throughout this proxy statement, the individuals who served as our “principal executive officers” (the former, interim and current Chief Executive Officers listed in the table below) and our “principal financial officers” (the former, interim and current Chief Financial Officers and Interim Principal Accounting Officer listed in the table below) during and after fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.” Our “executive officers” include our Named Executive Officers, as well as other persons serving as our vice presidents. Over the past year, several management changes have occurred within our organization, including our Board’s recent appointment in May 2007 of a new President and Chief Executive Officer, Daniel J. Moore, and in July 2007 of a new Vice President, Finance and Chief Financial Officer, Gregory H. Browne. The terms of office and positions held by each of our Named Executive Officers as well as the newest members of our leadership team, Mr. Moore and Mr. Browne, are shown in the table below.

Name	Position	Term of Office

Current Officers:
Daniel J. Moore	President and Chief Executive Officer	May 2007 – Current
George E. Parker III	Vice President, Human Resources General Manager, Depression Former Interim Chief Operating Officer Former Interim Principal Accounting Officer	July 2003 – Current August 2007 – Current November 2006 – August 2007 May 2007 – July 2007
Gregory H. Browne	Vice President, Finance and Administration and Chief Financial Officer	July 2007 – Current
David S. Wise	Vice President and General Counsel Secretary	September 2003 – Current November 2003 – Current
Richard L. Rudolph, M.D.(1)	Vice President, Clinical, Regulatory and Medical Affairs and Chief Medical Officer	August 2001 – Current
Former Officers:
Reese S. Terry, Jr.	Interim Chief Executive Officer	November 2006 – May 2007
Robert P. Cummins	President and Chief Executive Officer	September 1995 – November 2006
John A. Riccardi	Interim Chief Financial Officer	November 2006—May 2007
Pamela B. Westbrook	Vice President, Finance and Administration and Chief Financial Officer	October 1998 – November 2006
W. Steven Jennings	Vice President, Sales	May 2003 – March 2007

(1)	Dr. Rudolph assumed responsibility for our Regulatory Affairs in February 2006.

Role of the Committee

On behalf of our Board, the Committee has responsibility for the review, evaluation and approval of executive compensation, including the compensation philosophy, policies and plans for our executive officers. The Committee establishes, reviews and approves the compensation of our executive officers and makes appropriate adjustments based on company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Committee’s primary objectives in establishing and implementing executive compensation are discussed in more detail below. For additional information regarding the Committee’s processes and procedures for the consideration and determination of executive officer compensation, see “Corporate Governance.”

Role of Our Executive Officers

Our executive officers play an important role in the executive compensation process. The most significant aspects of their involvement in this process are:

•	preparing materials in advance of Committee meetings for review by the Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	establishing the compensation arrangements and components for our employees, other than our executive officers.

During fiscal 2007, our principal executive officers played an important role in this process. Specifically, our principal executive officers assisted the Committee by:

•	providing background information regarding, and recommending, our business goals; and

•	reviewing the performance of each member of our executive management team (other than himself) with the assistance of our Vice President, Human Resources.

During fiscal 2007, our principal financial officers assisted the Committee by providing data on the financial goals that are factored into the Committee’s compensation decisions.

In addition, our Vice President, Human Resources was involved in the executive compensation process by:

•	providing the necessary compensation information to, and acting as our liaison with, the Committee’s compensation consultant;

•	updating and modifying compensation plan policies, guidelines and materials, as needed; and

•	providing recommendations to the Committee and our Interim Chief Executive Officer regarding compensation structure, awards and plan design changes.

Our other executive officers do not play a role in their own compensation determinations, other than discussing individual performance objectives with our principal executive officer.

Role of Our Compensation Consultant

In performing its duties, the Committee obtains input, as it deems necessary, from an independent compensation consultant engaged directly by the Committee. As explained in more detail below, the Committee did not engage an independent compensation consultant for fiscal 2007. However, for fiscal 2008, the Committee has engaged the services of Pearl Meyer & Partners, a consulting firm experienced in executive compensation that has access to national compensation surveys and our compensation information.

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit and retain key executive officers responsible for our success and (2) motivate management to enhance long-term stockholder value. To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled officers that are key to our long-term success;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers; and

•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.

The Committee has established a number of processes to assist it in ensuring that our executive compensation program supports these objectives and our company culture. Among those are competitive benchmarking and assessment of individual and company performance, which are described in more detail below.

Competitive Benchmarking

From time to time, the Committee compares pay practices for our executives against other companies to assist it in the review and comparison of each element of compensation for our executive officers. While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons: (1) our compensation practices must be competitive in the marketplace in order to attract, motivate and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders; and (2) marketplace information is one of the many factors considered in assessing the reasonableness of our executive compensation program. Accordingly, the Committee compares the compensation levels for our executive officers with those of comparable companies identified by a compensation consultant (“peer companies”).

For fiscal 2007, the Committee decided to maintain the same levels of compensation earned by our officers in fiscal 2006. The fiscal 2006 compensation levels were, in part, based on benchmarking of a group of companies identified by Towers Perrin, a compensation consultant hired by the Committee. For fiscal 2006, Towers Perrin analyzed compensation data from the following companies:

American Medical Systems Holdings, Inc.	Impax Laboratories, Inc.	Neurocrine Biosciences, Inc.
Amylin Pharmaceuticals, Inc.	Integra Lifesciences Holdings Corporation	OSI Pharmaceuticals, Inc.
ArthroCare Corporation	Intuitive Surgical, Inc.	PDL BioPharma, Inc. (formerly Protein Design Labs Inc.)
Connetics Corporation	K-V Pharmaceutical Company	ResMed Inc.
Cytyc Industries Inc.	Kyphon Inc.	The Medicines Company
Eyetech Pharmaceuticals, Inc.	MGI Pharma, Inc.	Ventana Medical Systems, Inc.
Imclone Systems Incorporated	Nektar Therapeutics	Wright Medical Group, Inc.

This group of peer companies consisted of 21 biotech, device and pharmaceutical companies with revenues between $30 million and $400 million and expected revenue growth of greater than 20%. When the peer companies were selected for fiscal 2006, our revenues were approximately $103 million and we anticipated rapid growth in our revenues and earnings with the imminent launch of our VNS Therapy System for TRD, and our compensation consultant selected peer companies based on that anticipated growth. Accordingly, we believed that these companies represented our primary competitors for executive level talent. Also in fiscal 2006, Towers Perrin conducted a separate analysis based on a group of companies from varying industries with revenues around $200 million.

Through the competitive market analyses, the Committee generally sought in fiscal 2006 to provide actual total annual compensation (base salary, annual bonus and long-term incentive compensation) around the 75th percentile of market for our executive officers. The executive compensation structure was also designed to provide total annual compensation at or above the 75th percentile of market should individual or company performance exceed pre-established goals. For our former President and Chief Executive Officer, the Committee sought to provide total annual compensation equal to the 75th percentile of market, as described in more detail under “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Severance Arrangements with Robert P. Cummins.”

Assessment of Individual and Company Performance

On an annual basis, the Committee establishes the specific company and personal performance measures that determine the size of incentive payouts for our executive officers. The performance measures established for fiscal 2007 are discussed in more detail below under “—Elements of Our Executive Compensation Program—Annual Performance Incentives.”

Elements of Our Executive Compensation Program

The Committee routinely evaluates our executive compensation program to ensure that (1) we maintain our ability to attract, motivate and retain superior employees in key positions and (2) compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. In furtherance of these goals, our executive compensation program consists of five basic components:

•	base salaries;

•	annual performance incentives;

•	long-term equity-based incentives;

•	severance benefits; and

•	other benefits.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. Our philosophy is to establish base salaries in a range near the median salaries at our peer companies.

In addition to providing a base salary that is competitive with the market, we target salary compensation to align each position’s salary level so that it accurately reflects the relative importance of the position within our organization. To that end, annual salary adjustments are based on many individual factors, including:

•	the responsibilities of the officer;

•	the scope, level of expertise and experience required for the officer’s position;

•	the ability of the officer to impact our financial results; and

•	demonstrated individual performance and potential future contribution of the officer.

In addition to individual factors listed above, the Committee considers our overall business performance, such as our earnings per share and annual revenues.

For fiscal 2006, net loss per share was $2.37 (4% less than the 2006 earnings target), annual revenues were $123.4 million (35% under the 2006 revenue target) and the prospect for near-term growth of sales was not high based on difficulties obtaining third-party reimbursement for VNS Therapy in TRD. After consideration of these factors, the Committee did not increase the base salaries of the Named Executive Officers for fiscal 2007.

Annual Performance Incentives

The purpose of our annual performance incentive program is to motivate our executive officers to achieve, and reward the accomplishment of, our annual corporate objectives and personal performance metrics.

Bonus Arrangement with Former President and Chief Executive Officer.  Pursuant to his employment agreement with us, Mr. Cummins was eligible to earn a bonus ranging from 80 to 110% of his annual base salary based on the achievement of specified performance goals. These performance goals for fiscal 2007 consisted of the revenue and earnings targets described below in “Annual CEO Direct Reports Bonus Plan.” Mr. Cummins’s target bonus, as a percentage of his total short-term compensation, exceeded the target bonus of our other executive officers because the Committee desired to make a greater portion of his short-term compensation subject to performance objectives. For additional information regarding Mr. Cummins’ employment agreement, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Severance Arrangements with Robert P. Cummins.”

Annual CEO Direct Reports Bonus Plan.  Each of our executive officers participates in our Annual CEO Direct Reports Bonus Plan (with the exception of Messrs. Terry and Riccardi, who each acted as executive officers on an interim basis during fiscal 2007, and Mr. Cummins, who was eligible for annual performance incentives pursuant to his employment agreement). Under this plan, participants are eligible for a target bonus of up to 50% of their annual base salary. The portion of the target bonus actually earned is based on the achievement of corporate and personal performance goals for the applicable fiscal year. Our principal executive officer recommends to the Committee the performance goals and their relative weights under the plan for our executive officers (including himself), which the Committee approves as described in more detail below.

At the outset of fiscal 2007, the Committee established the following performance components for fiscal 2007 and the corresponding payout level for each component:

						Actual
	< 85% of	85% of	90% of	95% of	100% of	Performance in
Component	Plan Achieved	Plan Achieved	Plan Achieved	Plan Achieved	Plan Achieved	Fiscal 2007

Revenue Target ($151,640,000)	0%	25%	30%	37.5%	50%	25%
Earnings Target ($15,153,000)	0%	12.5%	15%	18.75%	25%	0%
Individual Performance (0-25)%	—	—	—	—	25%	7.5 - 25	%(1)

(1)	Each participant achieved at least a portion of his personal performance goals.

The bonus is paid as soon as practical following the end of the fiscal year. Revenue and earnings targets were selected as the most appropriate measures upon which to base the bonus plan because they are the financial metrics that we believe are most widely used by investors and analysts to evaluate corporate performance, and each officer can contribute to improved earnings by assisting in controlling company expenses.

The Committee approves the personal goals for our principal executive officer and assesses our principal executive officer’s performance against those goals in determining the amount of the principal executive officer annual incentive award. The Committee expects our principal executive officer to establish and approve personal performance goals for the other executive officers and to review and assess each officer’s performance against those goals, reporting the results to the Committee. The personal performance goals relate to the achievement of goals unique to the responsibilities of the individual officer, including, for example:

•	the successful completion of particular projects;

•	the attainment of specified metrics unique to an officer’s responsibilities;

•	management of an officer’s budgetary responsibilities within specified parameters; and

•	the acquisition and implementation of new technical knowledge.

For fiscal 2007, our former President and Chief Executive Officer did not conduct a formal process of establishing personal performance goals for the other executive officers, instead expecting each executive officer to align his or her performance with important and clearly articulated overriding corporate objectives, including:

•	the attainment of regional and national payer coverage for VNS Therapy in TRD;

•	the filing of a U.S. Food and Drug Administration supplemental application for Pre-Market Approval of our new DEMIPULSEtm and DEMIPULSE DUOtm generators;

•	increasing revenues in the TRD and epilepsy indications; and

•	controlling expenses within individual departments.

Accordingly, in the absence of individual performance objectives, the Committee reviewed and assessed individual executive performance for the fiscal year based on reviews prepared by our Interim Chief Executive

Officer and our Vice President, Human Resources. Following this review and assessment, the Committee made a determination for each executive as to the portion of the personal performance goals achieved.

For fiscal 2007, Messrs. Parker, Wise and Rudolph each received a cash incentive payment under our Annual CEO Direct Reports Bonus Plan as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The payments for each Named Executive Officer expressed as a percentage of base salary were: Mr. Parker—24%; Mr. Wise—39%; and Dr. Rudolph—18%.

Annual CEO Direct Reports Overachievement Bonus Plan.  Each of our executive officers also participates in our Annual CEO Direct Reports Overachievement Bonus Plan (with the exception of Messrs. Terry and Riccardi, who each acted as executive officers on an interim basis during fiscal 2007, and Mr. Cummins, who was eligible for annual performance incentives pursuant to his employment agreement). Under this plan, each participant is eligible to earn an additional cash incentive, at the discretion of the Committee, after taking into account our overall financial performance, market capitalization and individual contributions.

For fiscal 2007, the Committee reviewed and assessed individual executive performance for the fiscal year based on reviews prepared by our Interim Chief Executive Officer and our Vice President, Human Resources. Following this review and assessment, the Committee determined that David S. Wise and George E. Parker III should each receive a cash incentive payment under our Annual CEO Direct Reports Overachievement Bonus Plan as reflected in the Bonus column of the Summary Compensation Table.

Corporate Bonus Program.  All employees (other than our principal executive officer and those eligible to participate in our Annual CEO Direct Reports Bonus Plan) participate in our Corporate Bonus Program. In connection with Mr. Riccardi’s appointment as Interim Chief Financial Officer on November 20, 2007 (during the third fiscal quarter of fiscal 2007), the Committee determined that Mr. Riccardi would continue to participate in our Corporate Bonus Program, as provided in his retention agreement with us. Under this program, he was eligible to receive a bonus of up to 30% of the amount of salary he earned during the applicable period.

Under the Corporate Bonus Program, bonuses are payable quarterly based on the achievement of quarterly corporate performance goals and personal performance. During fiscal 2007, bonuses under the program for salaried employees were determined on the basis of the following goals:

•	50% of the target bonus is based on corporate achievement of an earnings target approved by executive management, subject to appropriate adjustments at the discretion of senior management; and

•	50% of the target bonus is based on the achievement of individual performance measures.

The bonus is paid as soon as practical following finalization of each fiscal quarter. An earnings target was selected as the most appropriate measure upon which to base the bonus program because it is a financial metric that we believe is used by investors and analysts to evaluate corporate performance, and unlike revenue, each employee can contribute to improved earnings by assisting in controlling company expenses. The table below reflects the earnings targets and percentage achievement of the earnings target for each quarter of fiscal 2007.

Fiscal 2007 Quarter	Earnings Target	Percentage Achievement

Q1	Profitable before non-cash and special charges	0%
Q2	20% improvement in net loss from prior quarter, before non-cash and special charges	66.7%
Q3	20% improvement in net loss from prior quarter, before non-cash and special charges	80%
Q4	20% improvement in net loss from prior quarter, before non-cash and special charges	44%

For the third and fourth quarters of fiscal 2007, our Interim Chief Executive Officer approved the personal goals for Mr. Riccardi and assessed Mr. Riccardi’s performance against those goals for use by the

Committee in determining the amount of Mr. Riccardi’s bonus. During the third and fourth quarters of fiscal 2007, Mr. Riccardi’s personal performance goals included:

•	completing a successful transition from the outgoing Chief Financial Officer;

•	leading the effort to complete the audit of our fiscal 2006 financial statements;

•	leading the effort to prepare and file our delinquent Annual Report on Form 10-K for the fiscal year ended April 28, 2006 (the “2006 Annual Report on Form 10-K”); and

•	leading the effort to prepare and file our fiscal 2007 Quarterly Reports on Form 10-Q, some of which were delinquent at the time.

Based on our Interim Chief Executive Officer’s assessment of Mr. Riccardi’s performance, Mr. Riccardi achieved all of his personal performance goals. Accordingly, Mr. Riccardi received quarterly cash incentive payments under our Corporate Bonus Program as reflected in the Summary Compensation Table.

Long-Term Equity-Based Incentives

Our long-term, equity-based incentive program is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and stockholder interests by increasing compensation as stockholder value increases. In addition, the Committee occasionally grants equity awards in recognition of outstanding service to our company. To achieve the objectives of our program, the Committee previously awarded stock options as a form of equity compensation. During fiscal 2005, we reassessed this form of award and elected to begin the use of restricted stock. Restricted stock awards provide some value to an employee during periods of stock price volatility, whereas stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option exercise price. Accordingly, the Committee believes that awards of restricted stock more completely align management’s interests with those of our company and stockholders, while increasing our ability to retain key members of our management team. Currently, our long-term equity incentive compensation is exclusively in the form of restricted stock.

Annual restricted stock awards are intended to facilitate retention. Consequently, when annual awards of restricted stock are granted, the restrictions relating to the awards typically lapse over a four-year or a five-year period. Vesting provisions have historically been based on the passage of time and unvested shares are forfeited upon termination of employment, except as otherwise provided in an employment agreement or severance agreement.

For fiscal 2007, our former President and Chief Executive Officer recommended that no annual awards of restricted stock be granted due to our failure to deliver the revenue growth in TRD expected by our stockholders, and the Committee accepted that recommendation and granted no annual awards of restricted stock to our executive officers.

In November 2006, the Committee approved a grant of 75,000 unregistered shares of our common stock to Mr. Cummins pursuant to his resignation agreement. In February 2007, the Committee approved a one-time grant of 2,500 restricted shares of our common stock, which vest in equal increments over a three-year period, to our Vice President and General Counsel, David S. Wise, in special recognition of his extensive efforts in connection with the stock option investigation by the Audit Committee of our Board and related legal and regulatory proceedings.

Severance Benefits

Employment and Severance Agreements.  From time to time, we have entered into employment and severance agreements with certain of our executive officers, including our Named Executive Officers. Each of these agreements provides for certain payments and other benefits if the officer’s employment terminates under certain circumstances, including in the event of a change in control and termination without cause, each as defined in the agreements. These agreements, including the related severance benefits, are described in more detail elsewhere in this proxy statement. Please see “Executive Compensation—Narrative Disclosure to

Summary Compensation Table and Grants of Plan-Based Awards Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

The Committee believes that these arrangements are important as a recruitment and retention device, as many of the companies against whom we compete for executive-level talent have similar agreements in place for their executive officers. In addition, the Committee believes that these arrangements are an important part of the overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of the officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control.

To ensure the long-term success of our company, these agreements also contain provisions that prohibit the officer from disclosing our company’s confidential information and from engaging in certain competitive activities or soliciting any of our employees or customers.

Equity-Based Plans.  The terms of our equity incentive plans typically permit vesting of any unvested grants of stock options upon the executive officer’s death or disability (as defined in the plans) or upon a change in control of our company (as defined in the plans). Our agreements awarding restricted stock to directors, officers and employees typically include similar provisions.

Other Benefits

In addition to base salaries, annual performance incentives, long-term equity-based incentives and severance benefits, we provide the following other forms of compensation:

•	401(k) Savings Plan. We have a defined contribution profit sharing/401(k) plan, the Cyberonics 401(k) Retirement Plan, which is designed to assist our eligible officers and employees in providing for their retirement. We match the contributions of our employees to the plan, in cash, at the rate of 50% of up to 6% of an employee’s wages or salary. Our matching contribution vests 20% per year for the first five years of a participant’s employment. An employee who commences participation after the fifth year of employment will be fully vested in our matching contribution.

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance, life insurance and flexible healthcare and dependant care spending accounts to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive and for that reason, we provide only limited other personal benefits, such as group term life insurance and relocation benefits. In fiscal 2007, we also provided a few other perquisites on a more limited basis. For example, we paid the expenses for Mr. Jennings, our former Vice President, Sales, to attend a trip provided to top performers in our Sales Department. In addition, Dr. Rudolph, our Vice President, Clinical, Regulatory and Medical Affairs and Chief Medical Officer, received a bonus as an inducement to amend two stock option grants to increase the exercise price to the fair market value on the date of the grant as determined by the Audit Committee in connection with its investigation of our stock option grants, practices and procedures. See footnote 3 to the Summary Compensation Table below.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

Stock ownership guidelines have not been implemented by the Committee for our executive officers. Our Insider Trading Policy prohibits our executive officers from entering into certain types of derivative transactions related to our common stock. We will continue periodically to review best practices and to re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation Decisions

Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1,000,000 paid to our principal executive officer, our principal financial officer or any of the three other most highly compensated executive officers, unless the compensation qualifies as “performance-based compensation.” In order to be deemed performance-based compensation, the compensation must be based, among other things, on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our stockholders. Our Board has not yet adopted a policy with respect to the limitation under Section 162(m).

Accounting Treatment of Executive Compensation Decisions

We account for stock-based awards based on their grant date fair value, as determined under Statement of Financial Accounting Standards Board No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”). Compensation expense for these awards, to the extent such awards are expected to vest, is recognized on a straight-line basis over the requisite service period of the award (or to an employee’s eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that ultimately will vest over the requisite service or other period over which the performance condition is expected to be achieved. In connection with its approval of stock-based awards, the Committee is cognizant of and sensitive to the impact of such awards on stockholder dilution. The Committee also endeavors to avoid stock-based awards made subject to a market condition, which may result in an expense that must be marked to market on a quarterly basis. The accounting treatment for stock-based awards does not otherwise impact the Committee’s compensation decisions.

Equity Awards—Historical Practices and New Policy

In June 2006, our Board designated the Audit Committee to undertake a review of our stock option grants and related practices, procedures and accounting during the period 1993 through 2006. The Audit Committee undertook its investigation with the assistance of independent counsel and accounting experts retained by counsel. The Audit Committee concluded that certain stock options granted principally during the period 1998 to 2003 were not accounted for correctly in accordance with generally accepted accounting principles applicable at the time the grants were issued. Based on the Audit Committee’s investigation, subsequent internal analysis and discussions with our independent registered public accountants, we determined that the accounting for certain stock option grants to employees, officers and directors during certain periods was incorrect primarily due to the following circumstances: (1) the approval date of the grant occurred subsequent to the actual grant date, (2) existence of multiple documents with different dates evidencing approval for the same grants, (3) the cancellation and re- issuance of certain stock option grants at a different price than the original grant and (4) the failure to record properly certain stock option grants issued to non-employees. In light of these conclusions, we restated our historical financial statements as reflected in our 2006 Annual Report on Form 10-K. In addition, certain former and current officers and directors executed written agreements to correct the exercise prices of unexercised options with stated grant dates between 1998 and 2003.

In November 2006, our Board adopted an internal policy regarding equity awards to facilitate the establishment of appropriate processes, procedures and controls in connection with the administration of equity-based incentive plans. The Equity Incentives Grant Policy, which was amended in May 2007 to strengthen further certain controls, requires that all equity incentive grants, other than grants to our Board, be approved by the Committee on the effective date of the grant. In addition, the policy establishes one predefined date during each fiscal quarter when equity incentive grants may be made by the Committee. Grants provided in an employment agreement, which typically are deemed to have been granted once the Committee approves the terms of the grant and the employee executes the agreement and commences employment, represent an exception.

Executive Compensation Changes Planned for Fiscal 2008

Fiscal 2008 Peer Companies

The Committee evaluates the composition of our peer companies using financial, industry and other selection criteria. For fiscal 2008, the Committee relied on its compensation consultant, Pearl Meyer & Partners, to identify a peer group of companies for compensation analysis. The criteria used by Pearl Meyer & Partners to determine our peer companies included an initial screen to identify a pool of potential peer companies within the healthcare equipment and supplies and electromedical apparatus industries with:

•	revenues during the four most recently reported fiscal quarters as of April 2007 between $30 million and $495 million, and

•	market capitalization as of April 4, 2007 between $120 million and $1,850 million (one-fourth to four times our revenue).

This initial screen identified a pool of 109 potential peer companies, from which a peer group of 15 companies was selected based on three primary criteria: similarity of product/service, revenues and market capitalization. Accordingly, our peer companies for fiscal 2008 include the following:

ABIOMED, Inc.	Datascope Corp.	Synovis Life Technologies, Inc.
AngioDynamics, Inc.	Haemonetics Corporation	Thoratec Corporation
Arrow International, Inc.	Micrus Endovascular Corporation	VNUS Medical Technologies, Inc.
ArthroCare Corporation	Possis Medical, Inc.	Wright Medical Group, Inc
Cardiac Science Corporation	The Spectranetics Corporation	Zoll Medical Corporation

Pearl Meyer & Partners also developed compensation data from a broader survey group compiled from multiple sources, including the 2006 Presidio Pay Advisor Executive Compensation in the Biopharmaceutical Industry and one confidential source. These data consisted of revenues and corporate data selection criteria for biotechnology and pharmaceutical firms. The companies contained in this computation historically have higher compensation than medical device companies. Accordingly, we discounted these data and combined them with the peer company data to produce a composite index for purposes of comparing our compensation data.

Employment Arrangement with Current President and Chief Executive Officer—Daniel J. Moore

In April 2007, we entered into an employment agreement with Daniel J. Moore appointing Mr. Moore as our President and Chief Executive Officer effective May 1, 2007. In approving the compensation package for Mr. Moore, the Committee was guided by reports from Pearl Meyer & Partners regarding competitive terms of compensation. For additional information about our employment agreement with Mr. Moore, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangement with Current President and Chief Executive Officer—Daniel J. Moore.”

Employment Arrangement with Current Vice President, Finance and Chief Financial Officer—Gregory H. Browne

In July 2007, we entered into an employment agreement with Gregory H. Browne appointing Mr. Browne as our Vice President, Finance and Chief Financial Officer effective July 9, 2007. In approving the compensation package for Mr. Browne, the Committee was guided by reports from Pearl Meyer & Partners regarding competitive terms of compensation. For additional information regarding our employment agreement with Mr. Browne, see “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Arrangement with Current Vice President, Finance and Chief Financial Officer—Gregory H. Browne.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Cyberonics, Inc.’s Annual Report on Form 10-K for the fiscal year ended April 27, 2007.

Respectfully submitted by the Compensation Committee of the Board of Directors of Cyberonics, Inc.,

Arthur L. Rosenthal, Ph.D. (Chairman)
Alan J. Olsen
Michael J. Strauss, M.D.

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Please see “Information about our Executive Officers” and “Compensation Discussion and Analysis—Overview of Our Executive Compensation Program” for a list of our current executive officers.

Summary Compensation Table for the Year Ended April 27, 2007

	Fiscal Year					Non-Equity
Name and	Ended			Stock	Option	Incentive Plan	All Other
Principal Position	April 27,	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
		($)	($)	($)(1)	($)(2)	($)	($)(3)	($)

Reese S. Terry, Jr.(4) Former Interim Chief Executive Officer	2007	132,692	—	36,589	103,473	—	72,850	345,604
Robert P. Cummins(5) Former President and Chief Executive Officer	2007	301,154	—	4,002,200	1,896,728	—	4,288,670	10,488,752
John A. Riccardi(6) Former Interim Chief Financial Officer	2007	193,085	—		90,071	43,512	9,540	336,208
Pamela B. Westbrook(7) Former Vice President, Finance and Administration and Chief Financial Officer	2007	150,577	—	46,570	142,132	—	366,323	705,602
George E. Parker III(8) Vice President, Human Resources, General Manager, Depression, Former Interim Chief Operating Officer and Former Interim Principal Accounting Officer	2007	240,881	6,600	36,589	623,052	65,700	9,123	981,945
David S. Wise Vice President, General Counsel and Secretary	2007	229,500	50,500	73,178	722,802	63,800	9,398	1,149,178
Richard L. Rudolph, M.D. Vice President, Clinical, Regulatory and Medical Affairs and Chief Medical Officer	2007	270,000	—	216,460	346,917	48,800	165,604	1,047,781
W. Steven Jennings(9) Former Vice President, Sales	2007	198,000	—	36,589	412,455	—	407,819	1,054,863

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 27, 2007 in accordance with FAS 123(R). Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended

April 27, 2007. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the details and material features of these awards.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 27, 2007 in accordance with FAS 123(R). Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the details and material features of these awards.

(3)	“All Other Compensation” consists of:

	Terry	Cummins	Riccardi	Westbrook	Parker	Wise	Rudolph	Jennings

Group Term Life Insurance	837	223	162	156	211	414	774	655
401(k) Company Match	2,077	—	5,118	2,567	8,912	8,984	6,301	4,455
Relocation Benefits	—	—	4,260	—	—	—	—	—
Separation Benefit	—	3,474,120	—	300,000	—	—	—	399,750
Directors’ Fees(a)	35,769	—	—	—	—	—	—	—
Personal Air Travel(b)	—	2,157	—	—	—	—	—	—
409A Payment(c)	—	—	—	—	—	—	158,529	—
Consulting Fees(d)	34,167	—	—	63,600	—	—	—	—
Gross-Up Payment	—	812,170	—	—	—	—	—	—
Sales Award	—	—	—	—	—	—	—	2,959
Total	72,850	4,288,670	9,540	366,323	9,123	9,398	165,604	407,819

(a)	Represents directors’ fees received by Mr. Terry prior to his appointment in November 18, 2006 as our Interim Chief Executive Officer

(b)	Represents the aggregate incremental cost for the use of an aircraft leased for business purposes as calculated pursuant to the Internal Revenue Code’s Standard Industry Fare Level formula of the special valuation rule for noncommercial flight valuation at 26 CFR P 1.61-21(g).

(c)	Represents an amount paid in exchange for Dr. Rudolph’s agreement to amend two stock option agreements to increase the exercise price for the options to the fair market value on the date of the grants as determined by the Audit Committee in connection with its fiscal 2007 investigation of our stock option grants, practices and procedures. See footnote 8 to the table below under, “Grants of Plan-Based Awards.”

(d)	Prior to his appointment as Interim Chief Executive Officer on November 18, 2007, Mr. Terry received consulting fees under a Consulting Agreement with us dated August 25, 2005. Ms. Westbrook was paid fees as a consultant subsequent to her resignation, as described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment and Severance Arrangements with Pamela B. Westbrook.”

(4)	On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.

(5)	Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006.

(6)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

(7)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006.

(8)	On November 18, 2006, our Board appointed Mr. Parker as Interim Chief Operating Officer.

(9)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007.

Grants of Plan-Based Awards

The following table provides information concerning each fiscal 2007 grant of an award made to our Named Executive Officers under any plan, including awards, if any, that have been transferred.

Grants of Plan-Based Awards for the Year Ended April 27, 2007

					All Other
					Stock
					Awards:
			Estimated Future Payouts		Number of		Grant Date
			Under Non-Equity		Shares of	Market Closing	Fair Value of
		Approval	Incentive Plan Awards		Stock or	Price on Date	Stock and
Name	Grant Date	Date	Threshold	Target	Units	of Grant	Option Awards
			($)	($)(1)	(#)	($/Sh)	($)

Reese S. Terry, Jr.(2)(3)	—	—	—	—	—	—	—
Robert P. Cummins(4)	11/22/2006	11/17/2006	0	660,000	75,000	25.88	1,941,000
John A. Riccardi(5)	—	—	0	74,940	—	—	—
Pamela B. Westbrook(6)(7)	—	—	0	150,000	—	—	—
George E. Parker III	—	—	0	109,250	—	—	—
David S. Wise	2/27/2007	2/27/2007	0	127,500	2,500	20.94	52,350
Richard L. Rudolph, M.D.(8)	—	—	0	150,000	—	—	—
W. Steven Jennings(9)	—	—	0	130,000	—	—	—

(1)	The target payout is also the maximum payout because the maximum cash incentive compensation is a specified percentage of the executive officer’s base salary, which is also the cash incentive compensation if the target criteria are met. Actual cash incentive compensation may be somewhere between the threshold and the target amounts.

(2)	On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.

(3)	On December 28, 2006, Mr. Terry agreed to amend a stock option for 13,000 shares granted on May 2, 2001 to increase the exercise price from $11.39 to $11.47, the fair market value of the stock on the measurement date as determined by the Audit Committee.

(4)	Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006.

(5)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

(6)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006.

(7)	On December 28, 2006, Ms. Westbrook agreed to amend a stock option for 15,000 shares granted June 25, 2001 to increase the exercise price from $12.80 to $14.35, the fair market value of the stock on the measurement date as determined by the Audit Committee.

(8)	On December 28, 2006, in exchange for payment of a bonus in January 2008, Dr. Rudolph agreed to amend the following stock options determined by the Audit Committee to have been granted at a discount to the fair market value on the measurement date:

	Option Shares	Original Exercise	Adjusted Exercise
Grant Date	Adjusted	Price	Price	Bonus Payment

January 2, 2002	10,417	$12.45	$14.51	$21,459
June 15, 2004	9,000	$19.58	$34.81	$137,070

(9)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for fiscal 2007.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee did not award any annual equity grants to our executive officers for the fiscal year ended April 27, 2007. In November 2006, the Committee approved a grant of 75,000 unregistered shares of our common stock to Mr. Cummins pursuant to his resignation agreement. In February 2007, the

Compensation Committee awarded Mr. Wise a special recognition grant of restricted stock from our 2005 Stock Plan. For a description of the grants, including the dates that the restrictions lapse on the restricted stock, please see “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity-Based Incentives.”

Option Repricing Arrangements

To avoid the adverse tax consequences associated with stock options granted at a discount to the fair market value on the date of the grant, we entered into written agreements with certain former and current officers and directors that corrected the exercise prices of certain unexercised options. See “—Grants of Plan-Based Awards” above for more details regarding these repricing arrangements with our Named Executive Officers.

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total fiscal 2007 compensation that we paid in the form of base salary and annual performance incentive awards.

Percentage of
Name	Total Compensation

Reese S. Terry, Jr.(1)	38.4%
Robert P. Cummins(2)	2.5%
John A. Riccardi(3)	70.4%
Pamela B. Westbrook(4)	21.3%
George E. Parker	31.9%
David S. Wise	29.9%
Richard L. Rudolph, M.D.	30.4%
W. Steven Jennings(5)	18.8%

(1)	On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.

(2)	Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006.

(3)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

(4)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006.

(5)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007.

Employment Arrangement with Reese S. Terry, Jr.

In connection with the resignation of Mr. Cummins, our Board appointed Reese S. Terry, Jr. as Interim Chief Executive Officer while it conducted a search for a new Chief Executive Officer. In December 2006, the Compensation Committee determined that, effective as of November 19, 2006, Mr. Terry would receive a salary at the annual rate of $300,000 per year while he continued to serve as an interim officer of our company.

Mr. Terry resigned as our Interim Chief Executive Officer effective May 1, 2007 in connection with our Board’s appointment of Mr. Daniel J. Moore as President and Chief Executive Officer. However, Mr. Terry continued to serve as an interim officer of our company through May 15, 2007 to assist in transitioning his responsibilities to Mr. Moore, after which he resigned as an officer of our company.

Employment and Severance Arrangements with Robert P. Cummins

On August 5, 2005, we entered into a five-year employment agreement with Mr. Cummins. The employment agreement provided for automatic extension of the initial five-year term for an additional one-year term on each anniversary of the agreement, unless terminated by written notice six months prior to the anniversary date by either Mr. Cummins or us. Under the terms of the employment agreement, Mr. Cummins served as our Chief Executive Officer and Chairman of our Board, for which he received an annual base salary of $600,000, which could be adjusted annually by the Committee, and was eligible to earn a bonus ranging from 80 to 110% of his annual base salary based on his achievement of specified performance goals established by the Committee at the outset of each fiscal year. Mr. Cummins received a grant of 75,000 shares of restricted stock, of which 15,000 shares vested on each of the first five anniversaries of the date of execution of the agreement. The agreement also provided that Mr. Cummins was to receive on the first anniversary of the date of execution of this employment agreement a grant of 75,000 shares of restricted stock, of which 18,750 shares vested on each of the next four anniversaries of the execution date; and on the second anniversary of the execution date, a grant of 75,000 shares of restricted stock of which 25,000 shares vested on each of the next three anniversaries of the execution date. Mr. Cummins was eligible for an annual overachievement bonus based on the overachievement of specified performance goals established by the Committee.

On November 17, 2006, Mr. Cummins resigned from all positions with us and our Board. In connection with Mr. Cummins’ resignation, we entered into a Resignation Agreement, dated November 17, 2006, with Mr. Cummins. The agreement provided for the payment of approximately $1.7 million in cash within five days of the date of the agreement, the issuance of 75,000 unregistered shares of our common stock to Mr. Cummins, the acceleration of vesting for outstanding options and restricted stock grants, the extension until December 31, 2007 to exercise all stock options and the payment of certain medical benefits. The agreement also provided for the payment to Mr. Cummins of an amount equal to the cash value of 75,000 shares of our common stock within one week of the filing of our 2006 Annual Report on Form 10-K and for the payment of cash for certain tax payments incurred by Mr. Cummins. For additional information, see “—Potential Payments Upon Termination or Change in Control” below.

Employment and Severance Arrangements with John A. Riccardi

In connection with the resignation of Ms. Westbrook, our Board appointed John A. Riccardi as Interim Chief Financial Officer while it conducted a search for a new Chief Financial Officer. In December 2006, the Committee determined that, effective as of November 19, 2006, Mr. Riccardi would receive, in addition to his base salary of $149,784, a supplemental bi-weekly payment at the annual rate of $100,000 while he continued to serve as our Interim Chief Financial Officer. This supplemental payment was included with Mr. Riccardi’s base salary for purposes of calculating his bonus under our Corporate Bonus Plan, pursuant to which Mr. Riccardi was eligible to receive a bonus of up to 30% of his total salary. In addition, the Committee agreed to reimburse Mr. Riccardi for legal fees he incurs in connection with his assumption of his new responsibilities on behalf of us.

Effective May 11, 2007, Mr. Riccardi resigned his position as Interim Chief Financial Officer to pursue another opportunity. In connection with his resignation, Mr. Riccardi entered into a Release Agreement with us pursuant to which Mr. Riccardi released us from all claims pertaining to his employment in exchange for (1) a payment from us in the amount of $14,526, representing the bonus he would have earned for fourth fiscal quarter of fiscal 2007 had he remained in our employ through the date the bonus was paid, and (2) a waiver of the payment in the amount of $24,377 that Mr. Riccardi owed us under our Relocation Agreement dated October 26, 2005 with him as a consequence of his voluntary termination of employment within 24 months of the date of his employment. For additional information, see “—Potential Payments Upon Termination or Change in Control” below.

Employment and Severance Arrangements with Pamela B. Westbrook

We entered into a three-year employment agreement commencing in June 2006 with Ms. Westbrook. Pursuant to the terms of the employment agreement, Ms. Westbrook agreed to devote her full business time, attention and energies to our business in exchange for a specified compensation, including an annual base salary of $300,000 (voluntarily reduced to $270,000), eligibility to participate in our Annual CEO Direct Reports Bonus Plan (with a target bonus of 50% of her annual base salary), eligibility to participate in our Annual CEO Direct Reports Overachievement Bonus Plan as determined by the Committee, eligibility for equity grants at the discretion of the Committee and general welfare benefits. In the event that we terminated Ms. Westbrook without cause prior to expiration of the employment agreement, she was entitled to receive, in addition to unpaid salary and any earned, but unpaid, bonus for a prior year, a lump sum payment equal to 150% of the sum of her annual base salary and the most recent bonus earned, or at the election of Ms. Westbrook, 150% of her annual salary and vesting under grants of options or restricted shares of the number of shares that would have vested during the 12-month period following her termination date had she remained employed by us.

On November 19, 2006, Ms. Westbrook resigned from all positions with us. In connection with Ms. Westbrook’s resignation, we entered into a Resignation Agreement, dated November 19, 2006, with Ms. Westbrook. The agreement provided for the payment of $300,000 in cash to Ms. Westbrook within five days of the date of the agreement and the acceleration and vesting of any stock options and restricted stock that would have vested within the next 12 months if Ms. Westbrook had remained employed by us. Also on November 19, 2006, we entered into a consulting agreement with Ms. Westbrook. The consulting agreement provided that Ms. Westbrook would advise us with respect to financial matters, including the preparation and filing of our 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended July 28, 2006 and October 27, 2006. We agreed to pay Ms. Westbrook $1,200 per day for these services. For additional information, see “—Potential Payments Upon Termination or Change in Control.”

Employment Arrangement with George E. Parker III

We entered into a three-year employment agreement commencing in June 2006 with Mr. Parker, the terms of which are substantially similar to our employment agreement with Ms. Westbrook, with an annual base salary of $218,500 (voluntarily reduced to $196,650). Please see “—Employment and Severance Arrangements with Pamela B. Westbrook” above.

In connection with the resignations of Mr. Cummins and Ms. Westbrook, our Board appointed George E. Parker III as Interim Chief Operating Officer. In December 2006, the Compensation Committee determined that, effective as of November 19, 2006, Mr. Parker would receive, in addition to his base salary of $196,650, a supplemental bi-weekly payment at the annual rate of $100,000 while he continued to serve as our Interim Chief Operating Officer. This supplemental payment was included with Mr. Parker’s base salary for purposes of calculating his bonus under our Annual CEO Direct Reports Bonus Plan and our Annual CEO Direct Reports Overachievement Bonus Plan. Mr. Parker was eligible to receive an annual bonus of up to 50% of his total salary and an annual overachievement bonus in an amount determined by the Compensation Committee. On June 11, 2007, our Board appointed Mr. Parker as interim Chief Accounting Officer, pursuant to which he served without additional compensation as our principal financial and accounting officer until the appointment of Gregory H. Browne on July 9, 2007 as our Chief Financial Officer.

Employment Arrangement with David S. Wise

We entered into a three-year employment agreement commencing in June 2006 with Mr. Wise, the terms of which are substantially similar to our employment agreement with Ms. Westbrook, with an annual base salary of $255,000 (voluntarily reduced to $229,500). Please see “—Employment and Severance Arrangements with Pamela B. Westbrook” above.

Employment Arrangement with Richard L. Rudolph, M.D.

We entered into a three-year employment agreement commencing in June 2006 with Dr. Rudolph, the terms of which are substantially similar to our employment agreement with Ms. Westbrook, with an annual base salary of $300,000 (voluntarily reduced to $270,000). Please see “—Employment and Severance Arrangements with Pamela B. Westbrook” above.

Employment and Severance Arrangements with W. Steven Jennings

We entered into a three-year employment agreement commencing in June 2006 with Mr. Jennings, the terms of which are substantially similar to our employment agreement with Ms. Westbrook, with an annual base salary of $260,000 (voluntarily reduced to $234,000). Please see “Employment and Severance Arrangements with Pamela B. Westbrook” above.

Effective March 2, 2007, Mr. Jennings resigned from all positions with us. In connection with Mr. Jennings’ resignation, we entered into a Resignation Agreement, dated January 31, 2007, with Mr. Jennings. Pursuant to the terms of the agreement, Mr. Jennings received a lump sum payment in the amount of $399,750 (1.5 times the sum of his annual salary ($234,000) and his most recent annual bonus ($32,500)) in exchange for a general release of claims against us by Mr. Jennings. For additional information, see “—Potential Payments Upon Termination or Change in Control.”

Employment Arrangement with Current President and Chief Executive Officer—Daniel J. Moore

On April 26, 2007, we entered into an employment agreement with Daniel J. Moore appointing Mr. Moore as our President and Chief Executive Officer effective May 1, 2007. Mr. Moore is not a Named Executive Officer for the fiscal year ended April 27, 2007; however, he will be a Named Executive Officer for fiscal 2008. Pursuant to his employment agreement, which has a term of four years and renews annually thereafter unless terminated on notice by Mr. Moore or us, Mr. Moore received a sign-on bonus of $125,000 and is entitled to receive an annual salary of $450,000. In addition, he is eligible to receive an annual bonus, the target amount for which is 75% of his annual salary, at the end of each fiscal year subject to his achievement of certain bonus objectives set by the Committee at the outset of each fiscal year. The agreement also provides for Mr. Moore to receive compensation in the form of three grants of our common stock totaling 250,000 shares, including (1) a grant of 25,000 bonus shares freely tradable on the date of issue, which was June 18, 2007, the quarterly grant date under our Equity Incentives Grant Policy (the “Grant Date”) immediately following the effective date of the agreement, (2) 100,000 shares of restricted stock issued on the Grant Date and vesting at the rate of 25,000 shares on each of the first four anniversaries of May 1, 2007 and (3) 125,000 shares of restricted stock to be issued at a future date subject to vesting according to the achievement of performance measures to be agreed between Mr. Moore and the Committee.

In the event of a termination of the agreement by us without cause or by Mr. Moore for a good reason (each as defined in the agreement), Mr. Moore is entitled to receive the following severance benefits in addition to accrued salary and normal benefits: (1) a lump sum payment equal to two times the sum of his annual salary and his average bonus for the two previous fiscal years, or if within two years of his start date, 60% of the target amount of his annual bonus; (2) accelerated vesting of all time-vested shares of restricted stock; (3) accelerated vesting of a pro rata portion of his performance-vested shares of restricted stock, if any, as determined by the Committee in good faith to represent the extent of his progress toward achievement of the performance measures; (4) medical and dental insurance for 24 months; and (4) interest on any severance benefits delayed for six months to avoid the excise tax under Section 409A of the Internal Revenue Code. In the event of a termination of the agreement by us without cause or by Mr. Moore for a good reason within one year following a change in control, if the termination occurs during the first two years of his employment, Mr. Moore is entitled to receive the severance benefits listed above, plus the following additional benefits: (1) a lump sum payment equal to the sum of his annual salary and 60% of the target amount of his annual bonus; and (2) a payment equal to the excise tax on his severance benefits under Internal Revenue Code Section 4999, grossed up for the additional income tax on such payment.

Employment Arrangement with Current Vice President, Finance and Chief Financial Officer—Gregory H. Browne

On July 9, 2007, we entered into an employment agreement with Gregory H. Browne appointing Mr. Browne as our Vice President, Finance and Chief Executive Officer effective immediately. Mr. Browne is not a Named Executive Officer for the fiscal year ended April 27, 2007; however, he will be a Named Executive Officer for fiscal 2008. The employment agreement is effective through June 1, 2009, and the terms of the employment agreement are otherwise substantially similar to the terms of our employment agreement with Ms. Westbrook, except that the agreement provides that Mr. Browne’s annual base salary is $265,000. Please see “Employment and Severance Arrangements with Pamela B. Westbrook” above.

Value of Outstanding Equity Awards at Fiscal 2007 Year-End

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of April 27, 2007

	Option Awards					Stock Awards
		Number of						Market
	Number of	Securities				Number of		Value of
	Securities	Underlying				Shares or		Shares or
	Underlying	Unexercised				Units of		Units of
	Unexercised Options	Options		Option	Option	Stock That		Stock That
	(#)	(#)		Exercise	Expiration	Have not		Have not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested
				($)		(#)		($)

Reese S. Terry, Jr.(1)	13,000	—		11.4700	5/02/2011	4,000	(7)	88,760
	24,583	417	(6)	14.7400	5/14/2012	—		—
	6,133	1,867	(6)	18.9400	6/02/2013	—		—
	4,666	3,334	(6)	19.7500	5/25/2014	—		—

Robert P. Cummins(2)	100,000	—		15.1250	10/13/2007	—		—
	550,000	—		18.0000	12/31/2007	—		—
	50,000	—		12.8000	12/31/2007	—		—
	150,000	—		14.7400	12/31/2007	—		—
	250,000	—		18.9400	12/31/2007	—		—
	150,000	—		19.5800	12/31/2007	—		—

John A. Riccardi(3)	5,666	14,334		30.0900	8/09/2007	—		—

Pamela B. Westbrook(4)	—	—		—	—	—		—

George E. Parker	105,502	37,498	(6)	23.7200	7/14/2013	4,000	(7)	88,760
	2,916	2,084	(6)	19.7500	5/25/2014
	12,733	13,767	(6)	13.8800	8/15/2014

David S. Wise	107,500	42,500	(6)	28.4500	9/17/2013	8,000	(7)	177,520
	2,916	2,084	(6)	19.7500	5/25/2014	2,500	(8)	55,475
	15,733	13,767	(6)	13.8800	8/18/2014

Richard L. Rudolph, M.D.	100,000	—		15.5600	8/23/2011	10,000	(7)	221,900
	14,583	—		12.4500	1/24/2012	—		—
	10,417	—		14.5100	1/24/2012	—		—
	19,167	5,833	(6)	18.9400	6/02/2013	—		—
	7,500	2,500	(6)	20.7700	7/22/2013	—		—
	5,833	4,167	(6)	19.7500	5/25/2014	—		—
	1,000	—		19.5800	6/15/2014	—		—
	4,666	4,334	(6)	34.8100	6/15/2014	—		—

W. Steven Jennings(5)	2,500	—		18.9400	5/31/2007	—		—
	2,750	—		19.7500	5/31/2007	—		—

(1)	On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.

(2)	Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006.

(3)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

(4)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006.

(5)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007.

(6)	One-sixtieth of the shares subject to the option vest at the end of each one-month period for 60 months following the date of grant.

(7)	One-fifth of the shares vest on each of the first five anniversaries of the grant date.

(8)	One-third of the shares vest on each of the first three anniversaries of the date of issuance.

Option Exercises and Stock Vested During Fiscal 2007

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments during the fiscal year ended April 27, 2007 on an aggregated basis with respect to each of our Named Executive Officers.

Option Exercises and Stock Vested for the Year Ended April 27, 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting Date
	(#)	($)	(#)	($)

Reese S. Terry, Jr.(1)	—	—	1,000	24,990
Robert P. Cummins(2)	—	—	175,000	4,002,200
John A. Riccardi(3)	—	—	—	—
Pamela B. Westbrook(4)	166,139	1,812,067	2,000	46,570
George E. Parker III	—	—	1,000	24,990
David S. Wise	—	—	2,000	49,980
Richard L. Rudolph, M.D.	—	—	14,433	300,777
W. Steven Jennings(5)	85,002	220,206	1,000	24,990

(1)	On November 18, 2006, our Board appointed Mr. Terry as Interim Chief Executive Officer. Mr. Terry resigned as Interim Chief Executive Officer in connection with our Board’s appointment of Mr. Moore effective May 1, 2007.

(2)	Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006.

(3)	On November 19, 2006, our Board appointed Mr. Riccardi as Interim Chief Financial Officer. Mr. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007.

(4)	Ms. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006.

(5)	Mr. Jennings resigned as Vice President, Sales effective March 2, 2007.

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to the Named Executive Officers in the event of a change of control of our company or their termination of employment, including, but not limited to, in connection with a change in control. Except with respect to actual triggering events that have occurred, the amounts disclosed assume that the triggering event was effective as of April 27, 2007, and the price of our stock was $22.19 per share. Accordingly, the disclosure includes amounts earned through April 27, 2007 and estimates of the amounts which would be paid out to the Named Executive Officers upon a change of control, or their respective termination, as applicable. The actual amounts to be paid out can only be determined at the time of the change of control or the Named Executive Officer’s actual separation from our company.

				Termination
				Upon or Within
				One Year Following
				a Change in Control
				(Other Than for Cause	Termination	Termination
		Resignation	Change in	or Disability or by the	Due to Death	Without
Name	Benefit	Agreement	Control	Employee for Good Reason)	or Disability	Cause
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Reese S. Terry	Salary	—	—	—	—	—
	Bonus	—	—	—	—	—
	Equity Compensation
	Stock Options	—	17,310	—	17,310	—
	Restricted Shares	—	88,760	—	88,760	—
	Health Care Continuation Coverage	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—	—
	Total	—	106,070	—	106,070	—

Robert P. Cummins	Salary	1,716,004	—	—	—	—
	Bonus	—	—	—	—	—
	Equity Compensation
	Stock Options	466,577	—	—	—	—
	Restricted Shares	1,726,400	—	—	—	—
	Common Stock Shares	1,941,000	—	—	—	—
	Health Care Continuation Coverage	5,472	—	—	—	—
	Other Benefits (Gross-Up Payment)	2,580,670	—	—	—	—
	Total	8,436,123	—	—	—	—

John A. Riccardi	Salary	—	—	249,784	—	—
	Bonus	—	—	44,935	—	—
	Equity Compensation	—	—	—	—	—
	Health Care Continuation Coverage	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—	—
	Total	—	—	294,719	—	—

Pamela B. Westbrook	Salary	300,000	—	—	—	—
	Bonus	—	—	—	—	—
	Equity Compensation
	Stock Options	69,649	—	—	—	—
	Restricted Shares	24,170	—	—	—	—
	Health Care Continuation Coverage	5,295	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—	—
	Total	399,114	—	—	—	—

George E. Parker	Salary	—	—	889,950	—	444,953
	Bonus	—	—	444,975	—	108,450
	Equity Compensation
	Stock Options	—	119,489	119,489	119,489	51,469
	Restricted Shares	—	88,760	88,760	88,760	22,190
	Health Care Continuation Coverage	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	363,796	—	—
	Total	—	208,249	1,906,970	208,249	627,062

				Termination
				Upon or Within
				One Year Following
				a Change in Control
				(Other Than for Cause	Termination	Termination
		Resignation	Change in	or Disability or by the	Due to Death	Without
Name	Benefit	Agreement	Control	Employee for Good Reason)	or Disability	Cause
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Richard L. Rudolph	Salary	—	—	810,000	—	405,000
	Bonus	—	—	405,000	—	73,200
	Equity Compensation
	Stock Options	—	32,625	32,625	32,625	23,970
	Restricted Shares	—	221,900	221,900	221,900	55,475
	Health Care Continuation Coverage	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	350,094	—	—
	Total	—	254,525	1,819,619	254,525	557,645

David S. Wise	Salary	—	—	688,500	—	344,250
	Bonus	—	—	344,250	—	133,950
	Equity Compensation
	Stock Options	—	119,489	119,489	119,489	51,469
	Restricted Shares	—	232,995	232,995	232,995	62,864
	Health Care Continuation Coverage	—	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	337,299	—	—
	Total	—	352,484	1,722,533	352,484	592,533

W. Steven Jennings	Salary	390,000	—	—	—	—
	Bonus	195,000	—	—	—	—
	Equity Compensation	—	—	—	—	—
	Health Care Continuation Coverage	529	—	—	—	—
	Other Benefits (Gross-Up Payment)	—	—	—	—	—
	Total	585,529	—	—	—	—

(1)	Pursuant to his resignation agreement, Mr. Cummins resigned as President and Chief Executive Officer effective November 17, 2006 and received a $1,716,004.23 lump sum cash payment (which included a tax gross up to compensate him for the excise taxes he would be subject to under Section 409A of the Internal Revenue Code) within five business days of November 17, 2006 (the effective date of his resignation). Further, Mr. Cummins’ stock options and restricted shares previously granted and not vested were immediately vested upon resignation. The accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on November 17, 2006, was $21.58), multiplied by the number of shares subject to the options (171,661). The value of restricted shares was determined by multiplying the market price per share on the date of termination ($21.58) and by the number of restricted shares (80,000). These amounts represent the intrinsic value of the stock options and restricted shares and are different from the FAS 123(R) value used for purpose of the Grant of Plan-Based Awards Table contained in this proxy statement. Within one week of November 17, 2006, Mr. Cummins also received 75,000 unregistered shares of our common stock. This stock was valued by taking the market price per share of the stock on November 22, 2006 ($25.88) and multiplying that amount by 75,000 for a total of $1,941,000. Mr. Cummins also received within five business days of the filing our 2006 Annual Report on Form 10-K a lump sum cash payment equal to the sum of the “Computed Share Price,” as defined in the next sentence, times 75,000 plus a tax gross-up payment to compensate him for the excise taxes he would be subject to under Section 409A of the Internal Revenue Code. The “Computed Share Price” equaled the average closing price per share for the period beginning with the next trading day after his resignation (November 20, 2006) and ending with and including the first trading day after filing our 2006 Annual Report on Form 10-K (January 8, 2007). That average closing price equaled $23.59. Because the average closing price differed from the resignation day closing price ($21.58) by more than two dollars ($2.01), under the terms of his resignation agreement, the Computed Shares Price equals the resignation day closing price ($21.58) plus two dollars ($2.00), or $23.58, for a total of $1,768,500 plus $812,170, which represents the gross-up payment on excise taxes. We also paid Mr. Cummins’ portion of the cost of coverage under our group medical and dental plans for a period of 12 months. Mr. Cummins agreed to a release of claims against us in return for the compensation under the agreement.

John A. Riccardi resigned as Interim Chief Financial Officer effective May 11, 2007. Pursuant to a release agreement, Mr. Riccardi agreed to a release of claims against us in exchange for (a) the amount he would have earned under the Corporate Bonus Program for the fourth quarter and (b) forgiveness of any obligation under his relocation agreement with us.

Pursuant to her resignation agreement, Pamela B. Westbrook resigned as Vice President, Finance and Administration and Chief Financial Officer effective November 19, 2006. Within five business days of her resignation, Ms. Westbrook received a $300,000 lump sum cash payment. Further, all stock options and restricted shares previously granted which had not vested but would have vested within the 12-month period following her resignation immediately vested. The accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share ($24.17). Because

Ms. Westbrook’s date of termination was a Sunday, the closing market price of our common stock on the following day, November 20, 2006, of $24.17 is multiplied by the number of shares (10,531). The accelerated vesting of the restricted shares results in an amount equal to the market price per share of $24.17 multiplied by the number of shares (1,000). These amounts represent the intrinsic value of the stock options and are different from the FAS 123(R)value used for purposes of the Grant of Plan-Based Awards Table contained in this proxy statement. We also paid Ms. Westbrook’s portion of the cost of coverage under our group medical and dental plans for a period of 12 months. Ms. Westbrook agreed to a release of claims against us in return for the compensation under the agreement. In conjunction with her resignation agreement, Ms. Westbrook also entered into a consulting agreement whereby she agreed to advise us with respect to financial matters, including the preparation and filing of our 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended July 28, 2006 and October 27, 2006. We agreed to pay Ms. Westbrook $1,200 per day for these services. Pursuant to the consulting agreement, Ms. Westbrook was paid $63,600 for her services.

Pursuant to his resignation letter, W. Steven Jennings resigned as Vice President, Sales effective March 2, 2007 and received a lump sum cash payment equal to the sum of 1.5 times (a) his base salary of $260,000 and (b) the amount of his most recent annual bonus earned of $130,000 for a total of $585,000. In addition, Mr. Jennings medical and dental coverage continued at our cost through the end of March 2007. Mr. Jennings agreed to a release of claims against us in return for the compensation under the agreement.

(2)	Our Amended and Restated 1997 Stock Plan, 2005 Stock Plan and Amended and Restated New Employee Equity Inducement Plan (collectively, the “Equity Inducement Plans”) state that upon a Change in Control, as defined in such plans, all outstanding equity awards vest (excluding certain circumstances not applicable here). The only outstanding awards that exist with respect to the Named Executive Officers are stock options and restricted shares. The accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 27, 2007, was $22.19), multiplied by the number of shares, which was (a) 5,618 shares in the case of Mr. Terry, (b) 14,334 shares in the case of Mr. Riccardi (the table shows $0 value because the option price per share exceeded the market price per share), (c) 53,349 shares in the case of Mr. Parker, (e) 58,349 shares in the case of Mr. Wise and (f) 16,834 shares in the case of Dr. Rudolph. The amount of restricted shares was determined by multiplying the market price per share on the last day the fiscal year ($22.19) by the number of unvested restricted shares for each Named Executive Officer, which was (a) 4,000 shares in the case of Mr. Terry, (b) 4,000 shares in the case of Mr. Parker, (c) 10,500 shares in the case of Mr. Wise and (d) 10,000 shares in the case of Dr. Rudolph. These amounts represent the intrinsic value of the stock options and restricted share awards and are different from the FAS 123(R) value used for purposes of the Grant of Plan-Based Awards Table contained in this proxy statement.

(3)	Pursuant to his retention agreement, Mr. Riccardi was entitled to a sum of his base salary, annual bonus and annual targeted compensation.

Pursuant to the respective severance agreements described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” which controls in the event of a Change in Control as defined in such agreement, if a Named Executive Officer’s employment is terminated by (a) us for a reason other than for “Cause” or “Disability” (as such terms are defined in his or her respective severance agreement) or (b) by the Employee for “Good Reason” (as defined in the severance agreement) during the Protection Period (the period of time beginning with a Change in Control, as defined in the severance agreement, and ending on earlier of the first anniversary of such Change in Control or the Named Executive Officer’s death), we will pay the Named Executive Officer an amount based on his or her base salary, annual bonus and targeted commission (as applicable), calculated as follows: (a) in the case of Mr. Parker, three times the sum of his base salary and bonus amount; (b) in the case of Mr. Wise, three times the sum of his base salary and bonus amount; and (c) in the case of Dr. Rudolph, three times the sum of his base salary and bonus amount. Mr. Parker, Mr. Wise and Dr. Rudolph are entitled to a gross-up payment in the event the amounts payable to them by reason of the Change in Control subject them to the excise tax under Section 4999 of the Internal Revenue Code. In addition, as noted in footnote (2), any outstanding stock options and restricted share awards automatically vest upon the occurrence of a change in control. The amount of the gross-up payment for each Named Executive Officer with respect to the amounts payable in the event of a Change in Control (i.e., payment of salary, bonus and the acceleration of stock options and restricted shares) is as follows: (a) Mr. Parker—$363,796, (b) Mr. Wise—$337,299 and (c) Dr. Rudolph—$350,094.

(4)	Pursuant to the terms of the Equity Inducement Plan, in the event of a Named Executive Officer’s termination of employment due to death or Disability, as defined in such plan, all outstanding stock option awards vest. All restricted share awards vest upon the Named Executive Officer’s death (but not Disability). The amount reported with respect to the accelerated vesting of stock options and restricted share awards has been calculated using the same method provided in footnote (2).

(5)	Pursuant to his respective employment agreement described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Other Named Executive Officers,” if a Named Executive Officer is terminated “Without Cause,” as defined in the employment agreement, he or she is entitled to elect to receive either (a) a lump sum payment equal to 1.5 times the sum of his or her base salary as of the date of such termination plus the most recent annual bonus earned or (b) a lump sum payment equal to 1.5 times his or her base salary as of the date of such termination and vesting of the shares subject to outstanding equity grants that would become vested during the 12-month period following the Named Executive Officer’s termination if he or she had continued employment. The amount payable or value to a Named Executive Officer under each alternative is as follows: (a) for Mr. Parker—(i) $553,403 or (ii) $518,612; (b) for Mr. Wise—(i) $478,200 or (ii) $458,583; and (c) for Dr. Rudolph—(i) $478,200 or (ii) $484,445. The actual amount paid to the Named Executive Officer will depend on the alternative chosen by the Named Executive Officer. The table includes underlying values for both alternatives (i.e., values are included for 1.5 times base salary (Salary line), 1.5 times most recent annual bonus (Bonus line) and the value of the shares subject to accelerated vesting of stock option and restricted share awards (Equity Compensation lines). The value for the first alternative is determined by adding the amount shown in the Salary line to the amount shown in the Bonus line, and the value for the second alternative is determined by adding the amount shown in the Salary line to the amounts shown in the Equity Compensation lines. The accelerated vesting of stock options and restricted shares has been calculated using the same method provided in footnote (2) but takes into account only those stock options and restricted shares that would vest in the next 12 month period. The accelerated vesting of the stock options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, on the last day of the fiscal year ended April 27, 2007, was $22.19), multiplied by the number of shares that would vest within a 12-month period, which was (a) 36,900 shares in the case of Mr. Parker; (b) 36,900 shares in the case of Mr. Wise; and (c) 11,000 shares in the case of Dr. Rudolph. The accelerated vesting of restricted shares results in an amount equal to the market price per share multiplied by the number of restricted shares that would vest in a 12-month period, which was (a) 1,000 shares in the case of Mr. Parker; (b) 2,833 shares in the case of Mr. Wise; and (c) 2,500 shares in the case of Dr. Rudolph. These amounts represent the intrinsic value of the stock options and restricted shares and are different from the FAS 123(R) value used for purposes of the Grant of Plan-Based Awards Table contained in this proxy statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

General

At the outset of each fiscal year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; (3) the risks associated with fulfilling fiduciary duties; and (4) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended April 27, 2007. Directors who are our full-time employees receive no compensation for serving as directors.

	Fees Earned or		Option	All Other
Name	Paid in Cash	Stock Awards	Awards	Compensation	Total
	($)	($)(1)	($)(2)	($)(3)	($)

Guy C. Jackson	85,000	36,590	139,328	1,090	262,008
Hugh M. Morrison(4)	48,215	27,446	—	48	75,709
Alfred J. Novak(5)	14,939	6,973	—	—	21,912
Alan J. Olsen	82,213	36,589	103,473	744	223,019
Arthur L. Rosenthal, Ph.D.(5)	13,611	6,973	—	—	20,584
Jeffrey E. Schwarz(5)	9,939	6,973	—	—	16,912
Michael J. Strauss, M.D., M.P.H	80,266	36,589	103,473	1,971	222,299

(1)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 27, 2007 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. As of April 27, 2007, the aggregate number of unvested stock awards granted to each director was as follows: Mr. Jackson—4,000; Mr. Morrison—10,000; Mr. Novak—10,000; Mr. Olsen—4,000; Dr. Rosenthal—10,000; Mr. Schwarz—10,000; and Dr. Strauss—4,000.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended April 27, 2007 in accordance with FAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by our directors. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. As of April 27, 2007, the aggregate number of unexercised option awards (vested and unvested) granted to each director was as follows: Mr. Jackson—43,000; Mr. Morrison—0; Mr. Novak—0; Mr. Olsen—49,000; Dr. Rosenthal—0; Mr. Schwarz—0; and Dr. Strauss—84,000.

(3)	Reflects portable email technology services.

(4)	Joined our Board in November 2006.

(5)	Joined our Board in January 2007.

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board, Mr. Morrison;

•	additional cash retainer of $6,000 per year for each member of the Audit Committee, plus an additional $5,000 per year for the chairperson of the Audit Committee;

•	additional cash retainer of $4,000 per year for each member of the Compensation Committee and Nominating and Governance Committee, plus an additional $1,000 per year for the chairpersons of such committees; and

•	Board meeting attendance fees of $1,500 (in-person) and $500 (telephonic) and committee meeting attendance fees of $1,000 (in-person) and $500 (telephonic).

Equity-Based Compensation

In addition to cash compensation, our non-employee directors are entitled to receive annual grants of restricted stock under our equity compensation plans; however, as a consequence of the Audit Committee’s investigation of our stock option grants, practices and procedures, and our inability to file timely our 2006 Annual Report on Form 10-K, our Board did not grant any equity compensation to our non-employee directors during fiscal 2007. As indicated in footnotes 1 and 2, the amount shown in the table above for Stock Awards and Option Awards represent the dollar amount of compensation expense we recognized for the fiscal year ended April 27, 2007 in accordance with FAS 123(R) and not a value actually realized by our directors.

AUDIT MATTERS

Report of the Audit Committee

During the fiscal year ended April 27, 2007, the Audit Committee was chaired by Guy C. Jackson and comprised the following members:

	April 28, 2006 to	November 18, 2006 to	February 5, 2007 to
Director	November 18, 2006	January 26, 2007	April 27, 2007

Guy C. Jackson	X	X	X
Kevin S. Moore		X
Hugh M. Morrison		X	X
Alfred J. Novak			X
Alan J. Olsen	X
Michael J. Strauss, M.D., M.P.H.	X

Each member of the Audit Committee is an independent director as such term is defined under the current listing requirements. The Audit Committee is governed by an Audit Committee Charter, which complies with the requirements of the Sarbanes-Oxley Act of 2002 and corporate governance rules of The NASDAQ Stock Market. The Audit Committee Charter may be further amended to comply with the rules and regulations of the Securities and Exchange Commission and NASDAQ listing standards as they continue to evolve. A copy of the Audit Committee Charter is available on our website at www.cyberonics.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 27, 2007 with Cyberonics’ management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent registered public accounting firm their independence from Cyberonics and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence. In addition, the Audit Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited consolidated financial statements in Cyberonics’ Annual Report on Form 10-K for the fiscal year ended April 27, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors of Cyberonics, Inc.,

Guy C. Jackson (Chairman)
Hugh Morrison
Alfred J. Novak

Audit and Other Fees

Set forth below are the aggregate fees billed by KPMG LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	52 Weeks Ended	52 Weeks Ended
	April 27, 2007	April 28, 2006

Audit Fees(1)	$1,169,698	$1,225,176
Audit-Related Fees(2)	—	127,514
Tax Fees(3)	55,675	42,500

Total	$1,225,373	$1,395,190

(1)	Audit Fees are fees we paid to KPMG LLP for professional services related to the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees are fees paid to KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and employee benefit plans that are not reported above under “Audit Fees.”

(3)	Tax Fees are fees paid to KPMG LLP for tax compliance, tax advice and tax planning.

Consistent with the Audit Committee Charter, all services provided by KPMG LLP were pre-approved by the Audit Committee, which has determined that the services provided by KPMG LLP were compatible with maintaining KPMG LLP’s independence.

PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the requirements set forth in the Exchange Act, proposals of our stockholders that are intended to be presented by such stockholders at our 2008 Annual Meeting of Stockholders must be received by us no later than April 24, 2008 in order that they may be included in the proxy statement and proxy card relating to that meeting. If a stockholder intends to submit a proposal at the 2008 Annual Meeting of Stockholders that was not eligible for inclusion in the proxy statement and proxy card, the stockholder must give notice to us in accordance with our Bylaws no later than May 30, 2008.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those set forth herein and has no present knowledge that any other matters will or may be brought before the Annual Meeting by others. However, if any other matters properly come before the Annual Meeting, then the Proxy Holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended April 27, 2007, accompanies the proxy material being mailed to all of our stockholders. The Annual Report is not part of the proxy solicitation material.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting our Secretary, David S. Wise, at 100 Cyberonics Boulevard, Houston, Texas 77058 or by telephone at (281) 228-7200.

Appendix A
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors:01 — Guy C. Jackson02 — Daniel J. Moore03 — Hugh M. Morrison 08 09 04 — Alfred J. Novak05 — Alan Olsen06 — Arthur L. Rosenthal, Ph.D. 07 — Jeffrey E. Schwarz08 — Michael J. Strauss, M.D., M.P.H.09 — Reese S. Terry, Jr. [ ] Mark here to vote FOR all nominees
[ ] Mark here to WITHHOLD vote from all nominees
[ ] For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 2. Proposal to ratify the selection of KPMG LLP as Cyberonics, Inc.’s independent registered public accounting firm for the fiscal year ending April 25, 2008. For Against Abstain [ ] [ ] [ ] B Non-Voting Items
Change of Address - Please print your new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy)Signature 1 — Please keep signature within the boxSignature 2 — Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Cyberonics, Inc. ANNUAL MEETING OF STOCKHOLDERS — SEPTEMBER 27, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Cyberonics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2007 Annual Meeting of Stockholders, and hereby appoints Daniel J. Moore and Gregory H. Browne, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Cyberonics, Inc., to be held on September 27, 2007 at 10:00 a.m., central time, at Cyberonics’ offices located at 100 Cyberonics Boulevard, Houston, Texas and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. A majority of such attorneys and substitutes as shall be present and shall act at said meeting or any adjournment or postponements thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder. This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR items 1 and 2, and as the proxies deem advisable on such other matters as may come before the meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. IMPORTANT-PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE.